Exhibit 2.1
EXECUTION COPY
Purchase Agreement
Dated December 3, 2009
By and Between
Sterling Construction Company, Inc.
&
Kip Wadsworth, Ty Wadsworth, Con Wadsworth and Tod Wadsworth

Table of Contents

Certain Terms	1

The Seller Representative	1

The Purchase and Sale	1
The Basic Transaction	1
The Purchase Price and the Closing Purchase Price	1
Post-Closing Adjustments and Payments	2
Employees	4

The Closing	4
Deliveries at the Closing	4

Conditions to Obligation to Close	5
Conditions to SCC’s Obligation to Close	5
Conditions to the Sellers’ Obligation to Close	6

Post-Closing Covenants	7
General	7
Directorship	7
Distributions	7
Litigation Support	7
Confidential Information	8
Covenant Not to Compete	8

Put and Call Option	8

Post-Closing Tax Matters	9
Tax Indemnification	10
Responsibility for Filing Tax Returns	10
Responsibility for Tax Audits and Contests	10
Cooperation on Tax Matters	10
Tax-Sharing Agreements	11
Tax Refunds	11
Purchase Price Allocation	11

Representations and Warranties of SCC	12
Organization of SCC	12
Authorization of the Transaction	12
Non-Contravention	12
Brokers’ Fees	12

Representations and Warranties of the Sellers Concerning Themselves	12
Brokers’ Fees	12
Ownership of RLW	13
Eligible Stockholder	13

Representations and Warranties of the Sellers Concerning RLW	13
Organization, Qualification, and Power	13
Capitalization	13
Non-Contravention	13
Pre-Qualifications	14
Title to Assets	14
Subsidiaries	14
Financial Statements	14
Events Subsequent to September 30, 2009	15
Undisclosed Liabilities	16
Legal Compliance	16
Tax Matters	16
Real Property	17
Intellectual Property	19
Tangible Assets	19
Inventory	19

(i)

Contracts	19
Delivery of Agreements	20
Notes and Accounts Receivable	20
Powers of Attorney	20
Insurance	21
Litigation	21
Warranty	21
Product Liability	22
Employees	22
Employee Benefits	23
Guaranties	24
Environmental, Health and Safety Matters	25
Certain Business Relationships with RLW	26
Customers and Suppliers	26
Disclosure	26

Survival of Representations and Warranties	26

The Parties’ Indemnities	27
The Sellers’ Indemnity	27
SCC’s Indemnity	27
Threshold and Limitation of Indemnities	28
Claims Procedure	28
Defense of Third-Party Claims	29
Insurance Proceeds	30
Subrogation Rights	30
Recoupment from the Escrow	31
Other Indemnification Provisions	31

Termination	31
Effect of Termination	31

Notices	31

Nature of the Sellers’ Obligations	32

Other Terms and Conditions	32
Payments	32
Public Announcements	32
No Third-Party Beneficiaries	32
Succession and Assignment	32
Amendments	33
Waivers	33
Severability	33
Expenses	33
Construction	33
Specific Performance	34
Governing Law	34
Submission to Jurisdiction	34
Entire Agreement	34
Execution & Delivery	34

(ii)

Purchase Agreement
This Purchase Agreement (this “Agreement”) is entered into as of the 3rd day of December, 2009 by and between Sterling Construction Company, Inc., a Delaware corporation (sometimes referred to herein as “SCC”); and Messrs. Kip Wadsworth, Ty Wadsworth, Con Wadsworth and Tod Wadsworth (hereinafter sometimes referred to together as the “Sellers” and separately by their individual names.) SCC and the Sellers are also sometimes referred to in this Agreement as the “Parties.” In the case of the Sellers, any reference herein to a “Party” (in the singular) shall mean Kip, Ty, Con and Tod Wadsworth as a group and not to each of them separately.
Background
This Agreement contemplates a transaction in which immediately prior to the Closing, Ralph L. Wadsworth Construction Company, Inc. will be converted into a Utah limited liability company (the “Conversion”) with the name Ralph L. Wadsworth Construction Company, LLC. Ralph L. Wadsworth Construction Company, LLC is referred to in this Agreement together with Ralph L. Wadsworth Construction Company, Inc. as “RLW”. Immediately prior to the Closing, the Sellers own all of the membership interests in RLW. At the Closing, the Sellers will sell to SCC eighty percent (80%) of their membership interests in RLW, all as more fully described herein.
In consideration of the foregoing recitals, the mutual promises made in this Agreement, and the representations, warranties, and covenants made and agreed to by the Parties, the Parties agree as follows.
1.	Certain Terms. Certain capitalized terms used in this Agreement that are not defined elsewhere herein are defined in Exhibit A to this Agreement.

2.	The Seller Representative. In order to avoid confusion and delay, the Sellers have appointed Kip Wadsworth as their representative acting individually and alone, as the Sellers’ true and lawful agent and attorney-in-fact (the “Seller Representative”) with full power of substitution, to act in the name and on behalf of the Sellers collectively as a group, and SCC may rely for all purposes on his decisions, determinations and the like as the decisions and determination of all the Sellers as a group.

3.	The Purchase and Sale
3.1.	The Basic Transaction. On and subject to the terms and conditions of this Agreement, at the Closing, the Sellers will sell and SCC will purchase eighty percent (80%) of the Sellers’ membership interests in RLW (the “Purchased Interest”).

3.2.	The Purchase Price and the Closing Purchase Price.
3.2.1.	Subject to the deductions and adjustments provided for herein, SCC agrees to pay an aggregate purchase price for the Purchased Interest of sixty-four million seven hundred thousand dollars ($64,700,000) (the “Purchase Price”) in cash to the Sellers.

3.2.2.	The portion of the Purchase Price to be paid at the Closing (the “Closing Purchase Price”) shall be the Purchase Price reduced by the following amounts:
(a)	Four million five hundred thousand dollars ($4,500,000) (the “Escrow Amount,”) which shall be deposited with Wells Fargo Bank, National Association as escrow agent (the “Escrow Agent”) for deposit into an escrow account. The Escrow Amount will be available to satisfy any amounts owed by the Sellers to SCC under the terms of this Agreement and the form of Escrow Agreement set forth in Exhibit B to this Agreement;

(b)	The value of any equipment listed in the appraisal agreed upon by the Parties (the “Agreed-Upon Appraisal”) that is not still owned or possessed at the Closing by RLW to the extent that the net book value of such equipment exceeds one hundred thousand dollars ($100,000) in the aggregate; it being understood and agreed that
Purchase Agreement

neither the Agreed-Upon Appraisal nor the balance sheet that is included in the RLW’s Closing Financial Statements will reflect any of the non-business assets listed on Appendix C;

(c)	The amount by which, if any, the working capital of RLW as shown in the financial statements for the Most Recent Fiscal Month End (the “Most Recent Working Capital”) is less than the WC Requirement;

(d)	The amount by which, if any, the tangible equity of RLW as shown in the financial statements for the Most Recent Fiscal Month End (the “Most Recent Tangible Equity”) is less than the TE Requirement; and

(e)	The amount of any loans by RLW to the Sellers or their Affiliates and any long-term liabilities or debt, including (i) long-term debt; (ii) current maturities of long-term debt; (iii) capital lease obligations; and (iv) other funded debt.
3.2.3.	The “WC Requirement” is eleven million one hundred thousand dollars ($11,100,000).

3.2.4.	The “TE Requirement” is twenty-one million six hundred thousand dollars ($21,600,000).
3.3.	Post-Closing Adjustments and Payments. After the Closing, the Working Capital Adjustment described in Subsection 3.3.1, below, and the Tangible Equity Adjustment described in Subsection 3.3.2, below, shall each be made within ten (10) days after the amount thereof, if any, has been finally determined and those adjustments, if any, shall not count towards the indemnity threshold referred to in Subsection 13.3, below. On or before March 31, 2009, any payment due pursuant to Subsection 3.3.4 (the December True-Up), below, shall be made.
3.3.1.	The Working Capital Adjustment. As soon as practicable after the Closing Date, but not more than thirty (30) days after the Closing Date, RLW shall prepare and deliver to SCC an unaudited balance sheet, statement of income, stockholders’ equity and cash flow of RLW as of, and for the year-to-date period ending on, November 30, 2009 (the “Closing Financial Statements”), all of such statements to be prepared in accordance with GAAP in accordance with historical practice and on a basis consistent with the Financial Statements referred to, and defined in, Subsection 11.7, below. Notwithstanding the foregoing, the Parties hereby agree that the Closing Financial Statements shall not be required to have any reserves for bad debts or inventory and that they will confer with each other after the Closing to determine the amount, if any, of a warranty reserve that should be included in the Closing Financial Statements.
(a)	The Closing Financial Statements shall be delivered by RLW to SCC within thirty (30) days after the Closing. Within thirty (30) days after that delivery, SCC may deliver written notice to the Seller Representative of any objections and the basis therefor, that SCC may have to the Closing Financial Statements (the “Protest Notice.”) SCC’s failure to deliver a Protest Notice within the prescribed time period will constitute SCC’s acceptance of the Closing Financial Statements as prepared.

(b)	If SCC delivers a Protest Notice, the Seller Representative and an executive officer of SCC with authority to resolve the matter shall meet at least once in person to negotiate a resolution of the objections.

(c)	If SCC and the Seller Representative are unable to resolve any disagreement with respect to the Closing Financial Statements within twenty (20) days following the Seller Representative’s receipt of SCC’s Protest Notice, then the items in dispute will be referred, together with a written statement of SCC and the Seller Representative as to its position on any matters in dispute regarding the Closing Financial Statements, to Tanner LC (the “Dispute Accountant”) for determination. The determination of the Dispute Accountant (the “Determination”) shall be in writing and shall be delivered to SCC and the Seller Representative, who shall then have ten (10) days after the receipt of the Determination to request in writing (with a copy to
Purchase Agreement

all other Parties) a reconsideration thereof by the Dispute Accountant. If neither SCC nor the Seller Representative requests a reconsideration within the ten–day period, the Determination shall become final and binding on them. If a either SCC or the Seller Representative requests a reconsideration, the Dispute Accountant’s determination after such reconsideration shall be final and binding. The Dispute Accountant shall be instructed to, and shall, (i) limit its determination only to the items in dispute; (ii) make its determination as to each such item based upon the terms and provisions of this Agreement; and (iii) not assign a value to any item greater than the higher value for such unresolved item claimed by either SCC or the Seller Representative or less than the lower value for such item claimed by either SCC or the Seller Representative. The fees and expenses of the Dispute Accountant shall be borne by the Sellers and SCC in inverse proportion to the extent each prevails on matters resolved by the Dispute Account, which proportion shall be determined in the sole discretion of the Dispute Accountant.

(d)	Within seven (7) days after the working capital of RLW at the Closing Date as shown in the Closing Financial Statements (the “Closing Working Capital”) has been finally determined either by agreement of SCC and the Seller Representative or pursuant to the determination of the Dispute Accountant —
(i)	If the Closing Working Capital is equal to or greater than the WC Requirement, SCC shall pay to the Sellers both (a) the reduction, if any, of the Purchase Price made at the Closing pursuant to Subsection 3.2.2(c), above; and (b) the amount, if any, by which the Closing Working Capital exceeds the WC Requirement.

(ii)	If the Closing Working Capital is less than the WC Requirement, but greater than the Most Recent Working Capital, SCC shall pay to the Sellers the difference between the Closing Working Capital and the Most Recent Working Capital.

(iii)	If the Closing Working Capital is less than the WC Requirement and less than the Most Recent Working Capital, the Sellers shall pay to SCC the difference between the Most Recent Working Capital and the Closing Working Capital.
3.3.2.	The Tangible Equity Adjustment.
(a)	Within seven (7) days after the tangible equity of RLW as of the Closing Date as shown in the Closing Financial Statements (the “Closing Tangible Equity”) has been finally determined either by agreement of SCC and the Seller Representative or pursuant to the determination of the Dispute Accountant —
(i)	If the Closing Tangible Equity is equal to or greater than the TE Requirement, SCC shall pay to the Sellers both (a) the reduction, if any, of the Purchase Price made at the Closing pursuant to Subsection 3.2.2(d), above; and (b) the amount, if any, by which the Closing Tangible Equity exceeds the TE Requirement.

(ii)	If the Closing Tangible Equity is less than the TE Requirement, but greater than the Most Recent Tangible Equity, SCC shall reimburse to the Sellers the difference between the Closing Tangible Equity and the Most Recent Tangible Equity.

(iii)	If the Closing Tangible Equity is less than the TE Requirement and less than the Most Recent Tangible Equity, the Sellers shall pay to SCC the difference between the Most Recent Tangible Equity and the Closing Tangible Equity.
3.3.3.	Notwithstanding anything in Subsection 3.3 to the contrary, no payment to the Sellers will be made if such payment would reduce either the Closing Tangible Equity or the Closing Working Capital to levels below the TE Requirement or the WC Requirement, respectively.
Purchase Agreement

3.3.4.	December True-Up.
(a)	The Parties have agreed that part of the Purchase Price represents a portion of RLW’s December 2009 net income before tax, such portion being sixty-four percent (64%) thereof (the “Sellers’ Percentage.”) In determining the Closing Purchase Price, the Parties have estimated that RLW’s December 2009 net income before tax will be two million six hundred fifty-six thousand dollars ($2,656,000). Accordingly, Sellers’ Percentage thereof that is included in the Closing Purchase Price is one million seven hundred thousand dollars ($1,700,000) (the “Estimated Portion.”)

(b)	On or before March 16, 2010, SCC and the Seller Representative shall compute RLW’s actual December 2009 net income before taxes (the “Actual December Income.”) In the event that the Actual December Income exceeds two million six hundred fifty-six thousand dollars ($2,656,000), no further payment will be made to the Sellers. In the event that the Sellers’ Percentage of the Actual December Income is less than the Estimated Portion, the Sellers shall pay the difference to SCC. The payment, if any is required, shall be made on or before March 31, 2010 and shall be considered a reduction of the Purchase Price.
3.4.	References to amounts as of or at the Closing Date in Subsection 3.3, above, shall mean such amounts as shown in the Closing Financial Statements as finally determined.

3.5.	Employees. SCC anticipates that after the Closing, RLW’s existing management team will remain with RLW with compensation and benefits agreed upon by SCC and such management team prior to the Closing as well as the bulk of RLW’s other employees with compensation and benefit packages substantially similar to RLW’s current ones.
4.	The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 commencing at 9:00 a.m. local time on the date of the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated in this Agreement other than conditions with respect to actions the Parties are to take at the Closing itself, or such other date as the Parties may agree (the “Closing Date.”) The Closing shall be deemed to have taken place at 12:01 a.m. on the Closing Date. It is anticipated that much if not all of the exchange of documents may be accomplished by e-mail deliveries of signed documents in counterparts as provided in Subsection 17.14, below.
4.1.	Deliveries at the Closing. At the Closing —
4.1.1.	Sellers’ Certificates. The Sellers will deliver to SCC the various certificates, agreements, instruments, and documents referred to in Subsection 5.1, below;

4.1.2.	SCC’s Certificates. SCC will deliver to the Seller Representative the various certificates, agreements, instruments, and documents referred to in Subsection 5.2, below;

4.1.3.	Escrow Agreement. The Sellers will deliver to SCC and the Escrow Agent, and SCC will deliver to the Sellers and the Escrow Agent an executed copy of the Escrow Agreement in the form set forth in Exhibit B.

4.1.4.	Operating Agreement. The Sellers will deliver to SCC, and SCC will deliver to the Sellers an executed copy of the Operating Agreement in the form set forth in Exhibit C.

4.1.5.	Employment Agreement. Each of Kip Wadsworth, Ty Wadsworth, Con Wadsworth and Tod Wadsworth will deliver to SCC, and SCC will deliver to each of Kip Wadsworth, Ty Wadsworth, Con Wadsworth and Tod Wadsworth an executed copy of his employment agreement with RLW in form and substance that is satisfactory to each of them and SCC.

4.1.6.	Non-Solicitation, Non-Competition & Non-Interference Agreement. Each of Kip Wadsworth, Ty Wadsworth, Con Wadsworth and Tod Wadsworth will deliver to SCC, and SCC will deliver to each of Kip Wadsworth, Ty Wadsworth, Con Wadsworth and
Purchase Agreement

Tod Wadsworth an executed copy of the form of Non-Solicitation, Non-Competition & Non-Interference Agreement set forth in Exhibit D.

4.1.7.	Payment of the Closing Purchase Price. SCC will deliver to the Escrow Agent the portion of the Purchase Price provided for in Subsection 3.2.2(a), above, and will deliver to the Sellers the balance of the Closing Purchase Price.
5.	Conditions to Obligation to Close.
5.1.	Conditions to SCC’s Obligation to Close. SCC’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or waiver by SCC of each of the following conditions:
5.1.1.	Representations and Warranties. The representations and warranties set forth in, Section 10 and Section 11, below, shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties or a portion thereof are themselves qualified by the word “material” or relate to a Material Adverse Effect or a Material Adverse Change (collectively, “Materiality Qualifiers”) in which case, the portion of such representations and warranties so qualified or so related shall be true and correct in all respects at and as of the Closing Date.

5.1.2.	Compliance with Covenants. The Sellers shall have performed and complied with all of their covenants hereunder (including the execution and delivery of the agreements and documents to be executed by them as set forth in Subsection 4.1, above) in all material respects through the Closing, except to the extent that such covenants or a portion thereof are themselves subject to Materiality Qualifiers, in which case the Sellers shall each have performed and complied with the portion or all of such covenants so qualified, as the case may be, in all respects through the Closing.

5.1.3.	Consents. RLW shall have procured all necessary third-party consents to the transaction contemplated hereby that are material to RLW’s business.

5.1.4.	No Litigation. No action, suit, or proceeding shall have been threatened in writing or shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would —
(a)	Prevent consummation of any one or more of the of the transactions contemplated by this Agreement;

(b)	Cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(c)	Adversely affect the right of SCC to purchase and/or own the Purchased Interest or to control RLW; or

(d)	Adversely affect the right of RLW to own its assets and to operate its business; and no such injunction, judgment, order, decree, ruling, or charge shall be in effect.
5.1.5.	No Damage. No material damage or destruction or other material change shall have occurred with respect to any of the premises used by RLW or any portion thereof that, individually or in the aggregate, would materially impair its use or occupancy or the operation of its businesses as currently conducted thereon.

5.1.6.	Sellers’ Certificate. The Sellers shall have delivered to SCC a certificate executed by the Seller Representative to the effect that each of the conditions specified in Subsection 5.1.1 through Subsection 5.1.5, above, is satisfied in all material respects.

5.1.7.	Estoppel Certificates. The Sellers shall have obtained and delivered to SCC an estoppel certificate with respect to each of the Leases, dated no more than thirty (30) days prior to the Closing Date, from the other party to such Lease, in form and substance reasonably satisfactory to SCC.
Purchase Agreement

5.1.8.	Certified Charters. The Sellers shall have delivered to SCC a copy of the charter of RLW certified on or within ten (10) days before the Closing Date by the Utah Department of Commerce, Division of Corporations and Commercial Code.

5.1.9.	Good Standing Certificates. The Sellers shall have delivered to SCC a certificate of good standing of RLW issued on or within ten (10) days before the Closing Date by the Utah Department of Commerce, Division of Corporations and Commercial Code.

5.1.10.	Secretary’s Certificates. RLW shall have delivered to SCC a certificate of the secretary or comparable officer of RLW dated the Closing Date, in form and substance reasonably satisfactory to SCC.

5.1.11.	Financial Statements. RLW shall have delivered to SCC the financial statements referred to in Subsection 11.7, below, and RLW’s audited financial statements as of and for the years ended December 31, 2006, 2007 and 2008 shall have been audited by an independent public accountant and such accountant shall have agreed to the inclusion of the auditor’s reports in filings that SCC must make with the Securities and Exchange Commission (the “SEC.”) RLW’s interim financial statements as of, and for the quarter ended, September 30, 2008 and 2009 shall have been reviewed by an independent public accountant reasonably acceptable to SCC. In the event that a restatement of any one or more of such financial statements is required in order for it to conform to SEC laws, rules and regulations, SCC shall pay the cost thereof.

5.1.12.	Bonds. All bonds on existing contracts of RLW shall remain in full force and effect after the Closing to the extent that the bonding companies will agree to leave such bonds in effect.

5.1.13.	The Operating Agreement. The operating agreement of RLW shall conform to the form thereof set forth in Exhibit C (the “Operating Agreement”) which includes the terms of the Put and the Call set forth in Section 7, below.

5.1.14.	All actions to be taken by the Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to SCC.
SCC may waive any condition specified in this Subsection 5.1 if it executes a writing so stating at or prior to the Closing.
5.2.	Conditions to the Sellers’ Obligation to Close. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:
5.2.1.	Representations and Warranties. The representations and warranties set forth in Section 9, below, shall be true and correct in all material respects at and as of the Closing Date except to the extent that a representation and warranty is itself qualified by a Materiality Qualifier in which case, such the representation and warranty or such portion thereof so qualified shall be true and correct in all respects.

5.2.2.	Compliance with Covenants. SCC shall have performed and complied with all of its covenants hereunder (including the execution and delivery of the agreements and documents to be executed by it as set forth in Subsection 4.1, above) in all material respects through the Closing.

5.2.3.	No Litigation. No action, suit, or proceeding shall have been threatened in writing or shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would —
(a)	Prevent consummation of any one of the transactions contemplated by this Agreement;
Purchase Agreement

(b)	Cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(c)	Adversely affect SCC’s ownership of the Purchased Interest or its ability to control RLW; or

(d)	Adversely affect RLW’s ownership of its assets and/or the operation of its business;
and no such injunction, judgment, order, decree, ruling, or charge shall be in effect.
5.2.4.	The Operating Agreement. The Operating Agreement shall conform to the form thereof set forth in Exhibit C which includes the terms of the Put and the Call set forth in Section 7, below.

5.2.5.	Officer’s Certificate. SCC shall have delivered to the Sellers a certificate signed by an executive officer of SCC to the effect that each of the conditions specified in Subsection 5.2.1 through Subsection 5.2.3, above, is satisfied in all respects;

5.2.6.	Consideration. The Sellers shall have received from SCC the Closing Purchase Price pursuant to Subsection 3.2.2, above.

5.2.7.	All actions to be taken by SCC in connection with the consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.
The Sellers may waive any condition specified in this Subsection 5.2 if they executes a writing so stating at or prior to the Closing.
6.	Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:
6.1.	General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, a Party will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 13, below). The Sellers acknowledge and agree that from and after the Closing, SCC will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to RLW, provided, however, that SCC shall make all of such documents available to the Sellers and their agents, representatives and assigns for inspection and copying at reasonable times and places and for all reasonable purposes.

6.2.	Directorship. Promptly after the Closing, SCC’s Chairman of the Board of Directors will propose to SCC’s Board of Directors that Kip Wadsworth be elected a director of SCC.

6.3.	Distributions. So long as a Person other than SCC or its Affiliates owns a membership interest in RLW, RLW shall make a distribution of its net income on a pre-federal-income-tax basis to such Person in proportion to such Person’s percentage membership interest in RLW all in accordance with the Operating Agreement. The distributions will be made annually within ten (10) days after the filing with the SEC by SCC of its Form 10-K for a given year. RLW’s net income will be computed in accordance with Appendix B.

6.4.	Litigation Support. In the event and for so long as a Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement; or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving RLW, the other Party will cooperate with it or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or
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defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 13, below).

6.5.	Confidential Information. Certain of the Parties entered into a binding agreement dated June 6, 2008 to protect their confidential information exchanged with each other prior to the date hereof as part of a letter of intent (the “NDA.”) The Parties wish to continue the protections afforded by the NDA in this Agreement by superseding and replacing the NDA with the provisions in this Subsection 6.5. Accordingly all Confidential Information that was or is disclosed by one Party to the other from and after the date of their first discussions concerning a possible business transaction between SCC, RLW and/or the Sellers; all Confidential Information disclosed in the course of the Parties working together under this Agreement; and all Confidential Information disclosed pursuant to Subsection 6.1 or Subsection 6.4, above, shall be governed by the following provisions.
6.5.1.	For a period of four (4) years after the Closing Date, each of Kip Wadsworth, Ty Wadsworth, Con Wadsworth, Tod Wadsworth and SCC in his or its capacity as a Party receiving Confidential Information (the “receiving Party”) of another Party (the “disclosing Party”) agrees on behalf of himself and his or its principals, partners, members, directors, managers, officers, employees and advisors (collectively for purposes of this Subsection 6.5, “Representatives”) that without the prior written approval of the disclosing Party, he or it will not —
(a)	Use the disclosing Party’s Confidential Information for his or its own benefit, except in connection with the transactions and the performance of his or its obligations contemplated by this Agreement, and in the case of the Sellers, also except in their capacity as employees of RLW;

(b)	Use the disclosing Party’s Confidential Information for any third party’s benefit for any reason; or

(c)	Disclose the disclosing Party’s Confidential Information to any Person other than to those Representatives of the receiving Party with a need to know the information in connection with the transactions and the performance of obligations contemplated by this Agreement.
6.5.2.	It is understood and agreed, however, that from and after the Closing, all of RLW’s Confidential Information shall be deemed to be and shall become the Confidential Information of SCC and shall be deemed for purposes of this Subsection 6.5 to have been received from RLW and SCC.

6.5.3.	Confidential Information shall not include any information (a) that is or becomes publicly known through no act or fault of the receiving Party; (b) that is received by a Party from a third party (without a breach by such third party of any non-disclosure or confidentiality agreement) with no restrictions as to its further disclosure; or (c) that is required to be disclosed pursuant to applicable law, a court order, a judicial proceeding, or the enforcement hereof.

6.5.4.	The receiving Party shall take all commercially-reasonable steps necessary to ensure that he or its Representatives are bound by restrictions regarding the use and disclosure of the disclosing Party’s Confidential Information.
6.6.	Covenant Not to Compete. The Sellers shall be subject to the provisions of the Non-Competition, Non-Solicitation & Non-Interference Agreement.
7.	Put and Call Option.
7.1.	No later than fourteen (14) days after filing its Annual Report on Form 10-K for the calendar year ended December 31, 2012, SCC will give notice thereof to each Person, other than SCC and its Affiliates, that holds a membership interest in RLW. Within the sixty-day period following receipt by such Persons of such notice (the “Put-Call Period”) all of such Persons
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shall have the option to require SCC to purchase (the “Put,”) and SCC shall have the option to require all of such Persons to sell (the “Call,”) the entire 20% limited liability company interest in RLW that in the aggregate is held by such Persons, as follows:
7.1.1.	The sale/purchase price will be equal to 20% of RLW’s simple average EBITDA for calendar years 2010, 2011 and 2012 multiplied by the multiple set forth in Subsection 7.1.2, below.

7.1.2.	The multiple will be the simple average of SCC’s calendar quarter 2010, 2011, and 2012 Total Enterprise Value (as defined below) divided by SCC’s simple average EBITDA for the calendar quarters in years 2010, 2011 and 2012 as derived from its Form 10-Q and 10-K filings with the SEC for those years minus 0.25.

7.1.3.	SCC’s quarterly Total Enterprise Value will be computed as follows:
(a)	the simple average closing share price of SCC’s common stock on the NASDAQ-GS for the thirty (30) trading days immediately preceding the filing of its Quarterly Reports on Form 10-Q for each of the first three calendar quarters in 2010, 2011, and 2012 and for the thirty (30) trading days immediately preceding the filing by SCC of its Annual Reports on Form 10-K for each of the calendar years 2010, 2011, and 2012;

(b)	times SCC’s fully-diluted shares outstanding;

(c)	less cash;

(d)	plus all short-term and long-term funded debt, including loans and other third-party financing.
7.1.4.	Each of the items in Subsection 7.1.3(b), Subsection 7.1.3(c) and Subsection 7.1.3(d), above, will be such amounts as of the end of each calendar quarter in 2010, 2011, and 2012 for which the calculation is being made.

7.1.5.	In no event, however, will the multiple be greater than 4.5 or less than 4.0.

7.1.6.	For purposes of this Section 7, RLW’s EBITDA shall be calculated as set forth on Appendix A.
7.2.	Notwithstanding the foregoing, if the employment of any one or more of Kip, Ty, Con or Tod Wadsworth with RLW is terminated without Cause or by him for Good Reason (as those terms are defined in their employment agreements with RLW) prior to December 31, 2012, at any time within one hundred twenty (120) days following such termination he will have the right, but not the obligation, to require SCC to purchase all, but not less than all, of the RLW membership interest held by him, if any, at a multiple of (a) 4.5 times (b) the number reached by multiplying his percentage membership interest in RLW by RLW’s average annualized EBITDA for the period from January 1, 2010 through the last day of the calendar month immediately preceding the month in which such termination occurs.

7.3.	The exercise by the Sellers of the Put and the exercise by SCC of the Call must be made before 5:00 p.m. Mountain Time on the last day of the Put-Call Period, or in the case described in Subsection 7.2, above, within the one-hundred-twenty-day period, by delivery of a written notice of exercise to the other in accordance with Section 15, below.
8.	Post-Closing Tax Matters. The following provisions shall govern the allocation of responsibility as between SCC and the Sellers for certain Tax matters following the Closing Date:
8.1.	Tax Treatment of the Transaction. As a result of the Conversion, RLW’s existence as an S corporation will terminate, and RLW will be treated as if it had liquidated and sold all of its assets for federal income tax purposes immediately prior to the Conversion. RLW agrees to report and file its U.S. federal income Tax Returns (and applicable state, local, and foreign Tax Returns) in all respects and for all purposes consistent with such treatment. After the Closing Date, RLW will be classified as a partnership for federal income tax purposes. SCC will serve
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as the tax matters partner of RLW and RLW will make the election provided for in Code Section 754.

8.2.	Tax Indemnification. The Sellers in accordance with the indemnity provisions of Section 13, below, shall, in proportion to their percentage membership interests in RLW prior to the Conversion, indemnify SCC and SCC’s Affiliates and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to —
8.2.1.	All Taxes (or the non-payment thereof) of RLW for all taxable periods ending on or before the Closing Date (a “Pre-Closing Tax Period”) and the portion through the end of the Closing Date of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) except to the extent that such Taxes were taken into account on the Closing Financial Statements.

8.2.2.	Liability for Taxes for any Straddle Period shall be apportioned as follows: (a) property and similar ad valorem Taxes or franchise Taxes based solely on capital shall be apportioned for the period up to and including the Closing Date on a ratable daily basis; and (b) all other Taxes shall be apportioned based on an interim closing of the books of RLW as of the end of the Closing Date. For this purpose, any franchise Tax paid or payable with respect to RLW shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such Tax.
8.3.	Responsibility for Filing Tax Returns.The Sellers shall cause to be prepared and timely filed all Tax Returns required to be filed by RLW for any Pre-Closing Tax Period. SCC shall file all other Tax Returns required to be filed by or with respect to RLW. Except as otherwise provided herein, SCC shall cause RLW to file, or cause to be filed, all Tax Returns with respect to a Straddle Period. SCC shall cause RLW to provide a copy of each such Straddle Period Tax Return at least twenty (20) days before the due date for such Tax Return along with a computation of the allocations of Tax, if any, to the Sellers. Prior to the filing of such Tax Returns, SCC shall cause RLW to make any revisions or adjustments reasonably requested by the Sellers. Five (5) days before the due date for such a Tax Return, the Sellers shall pay RLW the excess, if any, of RLW’s share of the Taxes for such Straddle Period, as determined in this Subsection 8.3, over the amount of such Taxes previously paid by RLW or otherwise taken into account in the Closing Financial Statements. SCC and RLW shall each provide the other with all information reasonably necessary to prepare and timely file a Tax Return.

8.4.	Responsibility for Tax Audits and Contests . The Sellers shall control any audit or contest with respect to Taxes for a Pre-Closing Tax Period and SCC as tax matters partner of RLW shall control any other audit or contest; provided, however, that the Party with the greater potential Tax liability shall control any audit or contest with respect to a year during which a Straddle Period occurs; provided further, that the Party so in control of an audit or contest with respect to a Straddle Period shall allow the other Party to participate at such other Party’s cost and expense. The Party in control of an audit or controversy shall keep the other Party informed of the status of the audit or controversy (including providing copies of correspondence and pleadings). Neither SCC nor the Sellers shall settle any audit or contest in a way that would adversely affect the other Party without the other Party’s written consent, which the other Party shall not unreasonably withhold, condition or delay. SCC and the Sellers shall each provide the other with all information reasonably necessary to conduct an audit or contest with respect to Taxes.

8.5.	Cooperation on Tax Matters.
8.5.1.	SCC and the Sellers shall cooperate fully as and to the extent reasonably requested by the other in connection with the filing of Tax Returns pursuant to this Section 8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and upon request, the provision of records and information that are
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reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. For at least six (6) years after the Closing, SCC and the Sellers agree to retain all books and records with respect to Tax matters pertinent to RLW and to the extent in their possession or under their control, allow the other Parties reasonable access thereto at reasonable times and places and for reasonable purposes.

8.5.2.	SCC and the Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed including with respect to the transactions contemplated hereby.

8.5.3.	All Utah Transfer Taxes, incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, SCC will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. All other Transfer Taxes, incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by SCC when due, and SCC will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable law, the Sellers will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. For purposes of this Agreement, “Transfer Taxes” means transfer, documentary, sales, use, goods and services, registration, stamp duty, gross receipts, excise,, transfer and conveyance and other similar Taxes, duties fees or charges (including all applicable real estate transfer taxes) together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto.
8.6.	Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving RLW shall be terminated as of the Closing Date and, after the Closing Date, RLW shall not be bound thereby or have any liability thereunder.

8.7.	Tax Refunds. The Sellers shall be entitled to any refund of Taxes paid with respect to Taxes for a Pre-Closing Tax Period or, with respect to a Straddle Period, for a period ending on the Closing Date to the extent not accrued on the Closing Financial Statements. RLW shall be entitled to all other refunds. If a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within five (5) business days after receipt.

8.8.	Purchase Price Allocation. Prior to the Closing, SCC shall deliver its proposed Allocation (as defined below) to the Seller Representative. The Seller Representative and SCC shall thereafter negotiate in good faith the Allocation. The Purchase Price (together with the liabilities assumed by SCC) shall be allocated among the assets of RLW in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign applicable law, as appropriate) (the “Allocation”). RLW and SCC shall report the transactions contemplated hereby on all Tax Returns in a manner consistent with the Allocation. After the Closing, if the final Purchase Price differs from the Closing Purchase Price and if such difference requires an adjustment to the Allocation in order for such Allocation to comply with this Subsection 8.8, SCC shall prepare such adjustment to the Allocation which adjustment shall be submitted to the Seller Representative, and the Seller Representative and SCC shall negotiate in good faith an agreement on the final adjustment within thirty (30) days after the determination of the final Purchase Price. RLW and its Affiliates shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as SCC may reasonably request in preparing any agreed-upon adjustment to the Allocation. If, contrary to the intent of
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the parties hereto as expressed in this Subsection 8.8, any Taxing authority makes or proposes an allocation different from the Allocation determined hereunder, the Sellers and SCC shall cooperate with each other in good faith to contest such Taxing authority’s allocation (or proposed allocation), provided, however, that, after consultation with the Party (or Parties) adversely affected by such allocation (or proposed allocation), the other Party (or Parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests to the extent that such filings are consistent with the Parties’ agreed-upon Allocation.
9.	Representations and Warranties of SCC. SCC represents and warrants to the Sellers that the statements contained in this Section 9 are correct and complete as of the date of this Agreement.
9.1.	Organization of SCC. SCC is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

9.2.	Authorization of the Transaction. SCC has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of SCC, enforceable in accordance with its terms and conditions. SCC need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by SCC.

9.3.	Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will —
9.3.1.	Violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which SCC is subject or any provision of its charter, bylaws, or other governing documents; or

9.3.2.	Conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which SCC is a party or by which it is bound or to which any of its assets are subject.
9.4.	Brokers’ Fees. SCC has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

9.5.	SCC is purchasing the Purchased Interest for its own account with the present intention of holding the same for investment purposes and not with a view to, or for sale in connection with, any public distribution of such interest in violation of any federal or state securities laws. SCC is a public Company and accordingly is an “accredited investor” as that term is defined in Regulation D promulgated by the SEC. SCC will comply with all applicable securities laws in connection with the acquisition, holding and disposal of the Purchased Interest.
10.	Representations and Warranties of the Sellers Concerning Themselves. Each of Kip Wadsworth, Ty Wadsworth, Con Wadsworth and Tod Wadsworth represent and warrant to SCC that the statements contained in this Subsection 10 are correct and complete as of the date of this Agreement.
10.1.	Brokers’ Fees. He has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which SCC or RLW could become liable or obligated other than the obligations under the CBIZ M&A Group’s Sell-Side Client Advisory Agreement dated September 4, 2009, which will be paid by the Sellers at Closing.
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10.2.	Ownership of RLW. Except as set forth in Section 10.2 of the Disclosure Schedule (as defined below) he holds of record and owns beneficially the membership interest in RLW set forth on Section 10.2 of the Disclosure Schedule and holds such interest free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except as set forth in Section 10.2 of the Disclosure Schedule, none of Kip Wadsworth, Ty Wadsworth, Con Wadsworth or Tod Wadsworth is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require him to sell, transfer, or otherwise dispose of any interest of his of any kind in RLW and none of them is a party to any voting trust, proxy, or other agreement or understanding with respect to his membership interest in RLW.

10.3.	Eligible Stockholder. Since the effective date of RLW’s legal status as an S corporation, he has always been, and through the Conversion will continue to be, a Person eligible to be a shareholder of an S corporation under Code Section 1361, and he has not taken (or has not failed to take) and will not take any action (other than the Conversion) that would terminate such legal status as an S corporation.
11.	Representations and Warranties of the Sellers Concerning RLW. The Sellers, represent and warrant to SCC that the statements contained in this Section 11 are correct and complete as of the date of this Agreement except as set forth in the disclosure schedule delivered by the Sellers to SCC on the date hereof (the “Disclosure Schedule.”) The Disclosure Schedule will be arranged in paragraphs cross referenced to the lettered and numbered paragraphs contained in this Section 11. For purposes of this Agreement, any reference to delivering, furnishing, making available, providing (or words of similar import) of a document or writing by the Sellers to SCC shall mean either (a) delivery of a so-called hard copy thereof; or (b) placing the same in the so-called virtual data room.
11.1.	Organization, Qualification, and Power. RLW is duly organized, validly existing, and in good standing under the laws of State of Utah. RLW is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to qualify would not have a Material Adverse Effect on RLW. RLW has full limited liability company power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. RLW has delivered to SCC correct and complete copies of the minute books of RLW as amended to date. The minute books contain the records of meetings and written consents of (a) RLW’s board of directors, stockholders, members and managers; and (b) any committees of the board of directors and members; and they are correct and complete in all material respects. RLW is not in default under, or in violation of, any provision of its charter or the Operating Agreement. Section 11.1 of the Disclosure Schedule lists all of the members, managers and officers of RLW.

11.2.	Capitalization. RLW has four (4) members. All of the membership interests of RLW have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record by the Sellers. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require RLW to issue, sell, or otherwise cause to become outstanding any other membership interests. There are no outstanding or authorized profit participation or similar rights with respect to RLW. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the membership interests of RLW.

11.3.	Non-Contravention. Except as set forth on Section 11.3 of the Disclosure Schedule neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will —
11.3.1.	Violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court
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to which RLW is subject or any provision of the charter or the operating agreement of RLW;

11.3.2.	Conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which RLW is a party or by which it is bound or to which any of its assets are subject, or result in the imposition of any Lien upon any of its assets; or

11.3.3.	Require RLW to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement; provided, however, that the Sellers express no opinion as to whether a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
11.4.	Pre-Qualifications. Except as set forth in Section 11.4 of the Disclosure Schedule, immediately prior to the Closing, RLW has all pre-qualifications that RLW has historically maintained in order to carry on its civil construction contracting business.

11.5.	Title to Assets. RLW has good and marketable title to, or a valid leasehold interest in, the properties and assets used by RLW that are set forth in the Agreed-Upon Appraisal or shown on the balance sheet contained within the Financial Statements for the Most Recent Fiscal Month End (the “Most Recent Balance Sheet”) or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and except for Permitted Liens.

11.6.	Subsidiaries. RLW does not have any Subsidiaries.

11.7.	Financial Statements. RLW has furnished to SCC the following financial statements of RLW (collectively the “Financial Statements”):
11.7.1.	Audited balance sheets and statements of income, stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008; and

11.7.2.	Unaudited balance sheets and statements of income, stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of, and for the three months ended, March 31, 2009 and 2008, the six months ended June 30, 2009 and 2008; the nine months ended September 30, 2009 and 2008; and the ten months ended October 31, 2009 (the latter being referred to as the “Most Recent Fiscal Month End”) for RLW.

11.7.3.	The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of RLW as of such dates and the results of operations and cash flows of RLW for such periods, are correct and complete in all material respects, and are consistent with the books and records of RLW, which books and records are correct and complete in all material respects; provided, however, that the Most Recent Financial Statements may be subject to normal month-end adjustments that will not be material individually or in the aggregate. The unaudited Financial Statements lack certain footnotes and other presentation items in accordance with GAAP. Without limiting the generality of the foregoing, the year end and October 31, 2009 Financial Statements (rather than the notes thereto) include a schedule of individually-identified uncompleted construction contracts with related original and total currently-estimated contract revenues and costs; percentage-of-completion revenues and gross profit earned thereon; and costs in excess of billings and billings in excess of earned revenues, all in accordance with GAAP.
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11.8.	Events Subsequent to September 30, 2009. Except as set forth on Section 11.8 of the Disclosure Schedule, since September 30, 2009, there has not been any Material Adverse Change to RLW’s business or operations. Without limiting the generality of the foregoing, since September 30, 2009 —
11.8.1.	RLW has not sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business except for the assets listed in Appendix C;

11.8.2.	With the exception of construction-related contracts (including purchase orders, subcontracts, material and rental agreements), RLW has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than five hundred thousand dollars ($500,000) or except in the Ordinary Course of Business;

11.8.3.	RLW has not, and to the Knowledge of the Sellers, the other party thereto has not accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than one hundred thousand dollars ($100,000) to which RLW is a party or by which it is bound;

11.8.4.	RLW has not imposed any Liens upon any of its assets, tangible or intangible;

11.8.5.	RLW has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business and in excess $300,000 for a single item or group of related items;

11.8.6.	RLW has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) other than the purchase or sale of publicly-traded securities;

11.8.7.	RLW has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation except for bid bonds on its own construction contracts;

11.8.8.	RLW has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

11.8.9.	RLW has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than one hundred thousand dollars ($100,000) or outside the Ordinary Course of Business;

11.8.10.	RLW has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

11.8.11.	Other than the Conversion, there has been no change made or authorized in the charter of RLW;

11.8.12.	RLW has not issued or sold any equity interest in RLW or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any equity interest in RLW;

11.8.13.	RLW has not experienced any material damage, destruction, or loss whether or not covered by insurance to its property;

11.8.14.	RLW has not made any loan to, and has not entered into any material transaction with, any of its stockholders, directors, members, managers, officers, or employees and has not made any material loans or advances of money to other Persons;

11.8.15.	RLW has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement other than at-will employment agreements;

11.8.16.	RLW has not granted any increase in the base compensation of any of its directors, officers, or employees except in the Ordinary Course of Business;
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11.8.17.	RLW has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its members, officers, directors or employees or taken any such action with respect to any Employee Benefit Plan except in the Ordinary Course of Business;

11.8.18.	RLW has not made any other change in employment terms for any of its officers, directors or employees outside the Ordinary Course of Business;

11.8.19.	RLW has not made or pledged to make any charitable, political or similar contribution to any Person outside the Ordinary Course of Business;

11.8.20.	RLW has not discharged a material Liability or Lien outside the Ordinary Course of Business;

11.8.21.	Neither RLW nor the Sellers has disclosed any Confidential Information of SCC other than in accordance with the NDA; and

11.8.22.	Neither RLW nor the Sellers has committed to do any of the foregoing.
11.9.	Undisclosed Liabilities. Except as set forth in Section 11.9 of the Disclosure Schedule, RLW has no Liability (and to the Knowledge of the Sellers, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability), except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); and (b) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

11.10.	Legal Compliance. RLW has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof) except where failure to comply would not have a Material Adverse Effect on RLW, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been served on or, to the Knowledge of the Sellers, commenced against RLW alleging any failure so to comply.

11.11.	Tax Matters. Except as set forth in Section 11.11 of the Disclosure Schedule —
11.11.1.	At all times from the incorporation of Ralph L. Wadsworth Construction Company, Inc. until the Conversion, RLW was a validly electing S corporation within the meaning of, and has made a proper and timely election to be taxed under, Code Sections 1361 and 1362, and, where applicable, comparable elections for state and local income tax purposes. RLW shall not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of RLW’s assets referred to in Subsection 8.1, above, caused by the Conversion. RLW has not in the past ten (10) years (a) acquired assets from another corporation in a transaction in which RLW’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor; or (b) acquired the stock of any corporation that is not a qualified subchapter S subsidiary.

11.11.2.	RLW has timely filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. None of the Taxes due and owing by RLW (whether or not shown on any Tax Return) are delinquent. RLW is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Taxing Authority in a jurisdiction where RLW does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There
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are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of RLW.

11.11.3.	RLW has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, or other third party.

11.11.4.	RLW has not distributed stock of another Person, and has not had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

11.11.5.	RLW has not engaged in any “listed” or “reportable” transaction within the meaning of Sections 6011 and 6012 of the Code.

11.11.6.	RLW is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

11.11.7.	None of the Sellers expects any Taxing Authority to assess any additional Taxes for any taxable period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or to the Knowledge of the Sellers, being conducted with respect to RLW. RLW has not received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where neither has filed Tax Returns) any (a) notice indicating an intent to open an audit or other review; (b) request for information related to Tax matters; or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against RLW. Section 11.11.7 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to RLW for taxable periods ended on or after December 31, 2005, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to SCC correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by RLW filed or received since January 1, 2006.

11.11.8.	RLW has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

11.11.9.	RLW has no reserves for deferred Taxes. Since the date of the Most Recent Balance Sheet, RLW has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

11.11.10.	To the Knowledge of the Sellers, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other Taxing authority in connection with any Tax Returns of RLW; and

11.11.11.	All arrangements of RLW subject to Section 409A of the Code are in compliance with Section 409A and all applicable guidance thereunder.
11.12.	Real Property.
11.12.1.	RLW does not own any real property.

11.12.2.	Section 11.12.2 of the Disclosure Schedule sets forth the address of each parcel of real property leased by RLW or used in its business (the “Real Property”), and a true and complete list of all Leases for each piece of Real Property (including the date and name of the parties to such Lease document). RLW has delivered to SCC a true and complete copy of each such Lease document, and in the case of
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any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 11.12.2 of the Disclosure Schedule, with respect to each of the Leases —
(a)	Such Lease is legal, valid, binding, enforceable and in full force and effect;

(b)	The transactions contemplated by this Agreement do not require the consent of any other party to such Lease except for those Leases for which lease consents are obtained prior to the Closing, will not result in a breach of, or default under, such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(c)	RLW’s possession and quiet enjoyment of the Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(d)	Neither RLW and to the Knowledge of the Sellers, no other party to the Lease is in breach of, or default under, such Lease, and to the Knowledge of the Sellers, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease by the other party thereto;

(e)	No security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of, or default under, such Lease that has not been re-deposited in full;

(f)	RLW does not owe and will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(g)	The other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, RLW;

(h)	RLW has not subleased, licensed or otherwise granted any Person the right to use or occupy the Real Property or any portion thereof;

(i)	RLW has not collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(j)	RLW has not agreed to the imposition of any Liens on the estate or interest created by such Lease other than Permitted Liens.
11.12.3.	The Real Property identified in Section 11.12.2 of the Disclosure Schedule comprises all of the real property used or intended to be used in RLW’s business; and RLW is not a party to any agreement or option to purchase any real property or interest therein.

11.12.4.	There is no condemnation, expropriation or other proceeding in eminent domain, pending or to the Knowledge of the Sellers, threatened, affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or to the knowledge of the Sellers, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of RLW’s business as currently conducted thereon.

11.12.5.	With respect to all Real Property that is owned by Affiliates of the Sellers and that is leased to the Company —
(a)	Such Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance
Purchase Agreement

requirements affecting such Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of such Real Property and operation of RLW’s business thereon do not violate any Real Property Laws.

(b)	RLW has not received any notice of violation of any Real Property Law and there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(c)	To the Knowledge of the Sellers, there is no pending or anticipated change in any Real Property Law that will materially impair the lease, use or occupancy of any of such Real Property or any portion thereof in the continued operation of RLW’s business as currently conducted.

(d)	All licenses, permits, concessions, warrants, franchises and other governmental authorizations and all approvals of all governmental authorities required or necessary for RLW to carry on its business on such Real Property and in the manner currently conducted have been duly obtained and are in full force and effect. No violations are in existence or have been recorded with respect to such licenses, permits or other authorizations, and no proceeding is pending or, to the Knowledge of the Sellers, threatened with respect to the revocation or limitation of any of such licenses, permits or other authorizations.

(e)	None of such Real Property or any portion thereof is located in a flood hazard area as defined by the Federal Emergency Management Agency.
11.12.6.	With respect to all Real Property that is not owned by Affiliates of the Sellers and that is leased by RLW, each statement contained in Section 11.12.5(a) through Section 11.12.5(e), above, to the Knowledge of the Sellers is also true.

11.12.7.	As to all Real Property that is leased by the Company, such Real Property has direct vehicular and pedestrian access to a public street adjoining such Real Property, or has vehicular and pedestrian access to a public street.
11.13.	Intellectual Property. RLW owns no Intellectual Property other than its trade name, trademarks, trade dress and domain name. All software programs used by RLW in its business are off-the-shelf programs for which RLW has a license. RLW has no other intellectual property. To the Knowledge of the Sellers, RLW has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of any third party. Section 11.13 of the Disclosure Schedule identifies each item of Intellectual Property used by RLW as well as whether such Intellectual Property is owned or licensed by RLW and any royalty agreements related thereto.

11.14.	Tangible Assets. RLW owns or leases all buildings, machinery, equipment, and other tangible assets that RLW has historically used in the conduct of its business as presently conducted. Except as set forth in Section 11.14 of the Disclosure Schedule, each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

11.15.	Inventory. The inventory of RLW consists of the supplies and materials set forth in Section 11.15 of the Disclosure Schedule.

11.16.	Contracts. Section 11.16 of the Disclosure Schedule lists the following contracts and other material agreements to which RLW is a party:
11.16.1.	Any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of one hundred thousand dollars ($100,000) per year.
Purchase Agreement

11.16.2.	Any agreement (or group of related agreements) for the lease of real property to or from RLW.

11.16.3.	Except for construction-related contracts, any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year, result in a material loss to RLW, or involve consideration in excess of five hundred thousand dollars ($500,000).

11.16.4.	Any agreement concerning a partnership or joint venture.

11.16.5.	Any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Lien on any of its assets, tangible or intangible.

11.16.6.	Any agreement concerning confidentiality or non-competition (other than the NDA).

11.16.7.	Any agreement with any of the Sellers and/or their Affiliates.

11.16.8.	Any profit sharing, option, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, members, managers and employees.

11.16.9.	Any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of one hundred thousand dollars ($100,000) or providing severance benefits.

11.16.10.	All agreements under which it has advanced or loaned any amount to any of its directors, members, managers, officers or employees.

11.16.11.	Any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

11.16.12.	Any settlement, conciliation or similar agreement, the performance of which will involve payment after the Most Recent Fiscal Month End of consideration in excess of one hundred thousand dollars ($100,000), or imposition of monitoring or reporting obligations to any governmental entity outside the Ordinary Course of Business.

11.16.13.	Any agreement under which RLW has advanced or loaned to any other Person amounts in the aggregate exceeding twenty-five thousand dollars ($25,000).

11.16.14.	Any other agreement (or group of related agreements) the performance of which involves consideration in excess of one hundred thousand dollars ($100,000).
11.17.	Delivery of Agreements. The Sellers have delivered or caused to be delivered to SCC a correct and complete copy of each material written agreement (as amended to date) listed in Section 11.16 of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to therein. With respect to each such agreement: (a) the agreement is legal, valid, binding, enforceable, and in full force and effect; (b) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (d) no party has repudiated any provision of the agreement.

11.18.	Notes and Accounts Receivable. All notes and accounts receivable of RLW are reflected properly on its books and records, are valid and collectible receivables as of the Closing Date.

11.19.	Powers of Attorney. There are no outstanding powers of attorney executed on behalf of RLW.
Purchase Agreement

11.20.	Insurance. Section 11.20 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which RLW has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:
•	The name of the insurer, the name of the policyholder, and the name of each covered insured;

•	The policy number and the period of coverage;

•	The scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

•	A description of any retroactive premium adjustments or other loss-sharing arrangements.
With respect to each such insurance policy, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors rights generally and except as enforceability may be subject to general principles of equity: (a) the policy is legal, valid, binding, enforceable, and in full force and effect; (b) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) neither RLW, nor to the Knowledge of the Sellers, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of the Sellers, no event has occurred that with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (d) RLW has not and to the Knowledge of the Sellers, no other party to the policy has repudiated any provision thereof. RLW has been covered during the past five (5) years by insurance. Section 11.20 of the Disclosure Schedule describes any self-insurance arrangements affecting RLW.

11.21.	Litigation. Section 11.21 of the Disclosure Schedule sets forth each instance in which RLW (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or (b) is a party to, or to the Knowledge of the Sellers, is threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator. Except as otherwise set forth in Section 11.21 of the Disclosure Schedule, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 11.21 of the Disclosure Schedule could result in any Material Adverse Change. None of the Sellers has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against RLW or that there is any Basis for the foregoing.

11.22.	Warranty. Each product manufactured, sold, leased, or delivered by RLW and each contract performed by RLW has been in material conformity with all applicable contractual commitments and all express and implied warranties, and to the Knowledge of the Sellers, RLW has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for replacement, repair or re-performance thereof or other Damages in connection therewith. No product manufactured, sold, leased, or delivered by RLW and no contract performed by RLW is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, service or lease. Section 11.22 of the Disclosure Schedule is a copy of the standard terms and conditions of sale, lease and service of RLW containing applicable guaranty, warranty, and indemnity provisions. Notwithstanding the phrase “to the Knowledge of the Sellers” in this Subsection 11.22, for
Purchase Agreement

purposes of the Sellers’ indemnity obligations set forth in Subsection 13.1, this representation and warranty shall be read as if such phrase had not been included herein.

11.23.	Product Liability. To the Knowledge of the Sellers, RLW has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by RLW. Notwithstanding the phrase “To the Knowledge of the Sellers” in this Subsection 11.23, for purposes of the Sellers’ indemnity obligations set forth in Subsection 13.1, this representation and warranty shall be read as if such phrase had not been included herein.

11.24.	Employees.
11.24.1.	Except as set forth on Section 11.24 of the Disclosure Schedule, with respect to the business of RLW—
(a)	There is no collective bargaining agreement or relationship with any labor organization;

(b)	To the Knowledge of the Sellers, no officer or executive manager of RLW (i) has any present intention to terminate his or her employment; or (ii) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person other than RLW that would be material to the performance of such employee’s employment duties, or the ability of RLW or SCC to conduct the business of RLW;

(c)	To the Knowledge of the Sellers, no union organizing efforts are underway or threatened and no other issues concerning representation exists;

(d)	No labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Sellers, threatened;

(e)	There is no workers’ compensation liability, experience, or matter outside the Ordinary Course of Business;

(f)	There is no employment-related charge, complaint, grievance, investigation, grievance or arbitration proceeding under collective bargaining agreements, inquiry or obligation of any kind, pending or to the Knowledge of the Sellers, threatened in any forum, relating to an alleged violation or breach by RLW (or by its directors, officers, members or managers) of any law, regulation or contract; and

(g)	No employee or agent of RLW has committed any act or omission giving rise to material liability for any violation or breach identified in Subsection (f), above.
11.24.2.	Except as set forth in Section 11.24 of the Disclosure Schedule, (a) there are no employment contracts or severance agreements with any employees of RLW; and (b) there are no written personnel policies, rules, or procedures applicable to employees of RLW. True and complete copies of all such documents have been provided to SCC prior to the date of this Agreement.

11.24.3.	Within the past three (3) years, RLW has not implemented any plant closing or layoff of employees that could be affected by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance, and prior to Closing, no such action will be implemented without advance notification to SCC.
Purchase Agreement

11.24.4.	Except as set forth in Section 11.24 of the Disclosure Schedule, within the sixty (60) days preceding the Closing Date, no individual who was a key employee of RLW has ceased for any reason to be an employee of RLW.
11.25.	Employee Benefits.
11.25.1.	Section 11.25 of the Disclosure Schedule lists each Employee Benefit Plan that RLW maintains, to which RLW contributes or has any obligation to contribute, or with respect to which RLW has any Liability.

11.25.2.	Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

11.25.3.	All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

11.25.4.	All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of RLW. All premiums and other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

11.25.5.	Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan other than the obligation after the Closing to make contributions or provide benefits pursuant to such Employee Benefit Plan in the ordinary course of operating the plan.

11.25.6.	There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Sellers, threatened. The Sellers have no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

11.25.7.	The Sellers have delivered to SCC correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.
Purchase Agreement

11.25.8.	Neither RLW nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)), or that is subject to Section 412 of the Code, or is a multiple employer plan as defined in Section 413 of the Code. No asset of RLW is subject to any Lien under ERISA or the Code.

11.25.9.	Neither RLW nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

11.25.10.	RLW does not maintain, contribute to, and has no obligation to contribute to, and does not have any Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers, managers, members or employees (or any spouse or other dependent thereof) of RLW or of any other Person other than in accordance with COBRA.

11.25.11.	No event has occurred and no condition exists with respect to any such Employee Benefit Plan that could subject RLW, any such Employee Benefit Plan, or SCC to any Liability under applicable laws other than ongoing obligations after the Closing to make contributions to, or provide benefits pursuant to, such Employee Benefit Plans in the ordinary course of maintaining such plans.

11.25.12.	No such Employee Benefit Plan is (or has ever been) funded by, associated with, or related to, a “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code.

11.25.13.	Neither the execution and delivery of this Agreement, nor the consummation of the transactions hereunder, will —
(a)	Result in any payment to be made by RLW, including without limitation, severance, golden parachute payments (as defined in Section 280(G) of the Code) or otherwise, becoming due to any director, officer, employee or consultant of RLW; or

(b)	Increase any benefits or accelerate vesting otherwise provided under any such Employee Benefit Plan.
11.25.14.	Except as set forth on Section 11.25 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, if any, except as otherwise permitted under this Agreement, RLW will not enter into any additional contracts or agreements with any stockholder, director, member, manager, officer, employee or consultant of RLW or with any Employee Benefit Plan vendors that will create any obligation on SCC or RLW after the Closing Date, or make or agree to make any material changes to any existing contracts or agreements with employees, directors, members, mangers, or consultants of RLW or with any Employee Benefit Plan vendors without SCC’s prior written consent.

11.25.15.	No condition, agreement or plan provision limits the right of RLW to amend, cut back or terminate any such Employee Benefit Plan (except to the extent such limitation arises under ERISA).

11.25.16.	RLW may terminate or modify any service agreement, vendor contract or arrangement with any third party relating to any such Employee Benefit Plan without incurring any penalties or material fees or costs associated with such termination or modification.
11.26.	Guaranties. Except as set forth in Section 11.26 of the Disclosure Schedule, RLW is not a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.
Purchase Agreement

11.27.	Environmental, Health and Safety Matters.
11.27.1.	RLW is not the legal successor to any other entity of any kind, other than Ralph L. Wadsworth Construction Company, Inc.

11.27.2.	RLW has complied and is in compliance with all Environmental, Health, and Safety Requirements except where the failure to do so would not have a Material Adverse Effect on RLW’s business or operations.

11.27.3.	Without limiting the generality of the foregoing, RLW has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of its business; and a list of all such permits, licenses and other authorizations is set forth in Section 11.27 of the Disclosure Schedule.

11.27.4.	Except as set forth in Section 11.27 of the Disclosure Schedule, RLW has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

11.27.5.	Except as set forth in Section 11.27 of the Disclosure Schedule, none of the following exists at any Real Property that is owned by Affiliates of the Sellers and that is leased or operated by RLW: (a) underground storage tanks; (b) asbestos-containing material in any form or condition; (c) materials or equipment containing polychlorinated biphenyls; (d) landfills, surface impoundments, or disposal areas; or (e) contaminated groundwater; and with respect to any Real Property that is not owned by Affiliates of the Sellers but that is leased or operated by RLW, each of the statements contained in (a) through (c), above, in this Subsection 11.27.5 is also true to the Knowledge of the Sellers.

11.27.6.	Except as set forth in Section 11.27 of the Disclosure Schedule, RLW has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA), the Solid Waste Disposal Act, as amended (SWDA) or any other Environmental, Health, and Safety Requirements.

11.27.7.	Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to, or consent of, government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

11.27.8.	RLW has not designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none is or will become subject to any Asbestos Liabilities.

11.27.9.	RLW has not assumed, or otherwise become subject to, any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.
Purchase Agreement

11.27.10.	No facts, events or conditions relating to the past or present facilities, properties or operations of RLW will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including any relating to on-site or off-site releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

11.27.11.	The Sellers have furnished to SCC all environmental audits, reports and other material environmental documents relating to RLW’s past or current properties, facilities, or operations that are in their possession or under their reasonable control.

11.27.12.	Except as set forth in Section 11.27 of the Disclosure Schedule, timely application for renewal of all permits, licenses and other authorizations that are scheduled to expire prior to the Closing has been made; and all notices required under any permits, licenses and other authorizations have been given, including any notices of transfer or assignment. Except as set forth in Section 11.27 of the Disclosure Schedule, all permits, licenses and other authorizations that are assignable under applicable Environmental, Health, and Safety Requirements will remain in full force and effect after Closing, except for the actions or inactions of SCC following the Closing that may affect the permits, licenses or other authorizations.
11.28.	Certain Business Relationships with RLW. Except as set forth in Section 11.28 of the Disclosure Schedule, none of the Sellers, their Affiliates, or RLW’s directors, officers, managers, employees, shareholders or members has been involved in any business arrangement or relationship with RLW within the past twelve (12) months, and none of them owns any asset, tangible or intangible, that is used in RLW’s business.

11.29.	Customers and Suppliers.
11.29.1.	Section 11.29 of the Disclosure Schedule lists those customers of RLW that accounted for ten percent (10%) or more of RLW’s annual revenues in each of the three (3) most recent fiscal years and in the nine (9) months ended September 30, 2009 and 2008, and sets forth opposite the name of each such customer the percentage of net revenues attributable to such customer. Section 11.29 of the Disclosure Schedule also lists customers that RLW anticipates will account for ten percent (10%) or more of RLW’s revenues for the current fiscal year.

11.29.2.	Since the date of the Most Recent Balance Sheet, no supplier of RLW that is material to its business has indicated that it will stop, or materially decrease the rate of, supplying materials, products or services to RLW, and no customer listed in Section 11.29 of the Disclosure Schedule has indicated that it will stop, or materially decrease the rate of, buying materials, products or services from RLW.
11.30.	Disclosure. The representations and warranties contained in this Section 11 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 11 not misleading.
12.	Survival of Representations and Warranties.
12.1.	Notwithstanding any right of SCC to investigate RLW and its business, SCC shall be entitled to rely upon the representations, warranties, covenants and agreements of the Sellers; and notwithstanding any information that SCC has given to the Sellers, the Sellers shall be entitled to rely upon the representations, warranties, covenants and agreements of SCC. All representations and warranties contained in this Agreement (including the Disclosure Schedule) and in all certificates required hereby to be delivered shall be deemed to be representations and warranties hereunder and shall survive the Closing until 5:00 p.m. Mountain Time on the last business day of the eighteenth full calendar month following the
Purchase Agreement

Closing, except that —
12.1.1.	The representations and warranties set forth in Subsection 9.2 (Authorization of the Transaction), Subsection 10.2 (Ownership of RLW) and Subsection 11.5 (Title to Assets) shall survive indefinitely.

12.1.2.	The representations and warranties set forth in Subsection 11.11 (Tax Matters) shall survive for the applicable tax statute of limitations plus sixty (60) days.

12.1.3.	The representations and warranties set forth in Subsection 11.25 (Employee Benefits) shall survive for the applicable statute of limitations.

12.1.4.	The representations and warranties set forth in Subsection 11.27 (Environmental, Health, and Safety Matters) shall survive the Closing until 5:00 p.m. Mountain Time on the fifth anniversary of the Closing Date.
12.2.	At the expiration dates applicable thereto set forth above, the representations and warranties of the Parties shall expire and be of no further force and effect, except that any representation or warranty that is the subject of a claim or dispute that was properly asserted in writing in accordance with Section 13, below, prior to the applicable expiration date provided above shall survive with respect to such claim or dispute until the final resolution thereof.

12.3.	The covenants and agreements made by the Parties in this Agreement shall survive the Closing Date without limitation and will remain in full force and effect until either such covenants and agreements expire by their terms or are fully performed.
13.	The Parties’ Indemnities.
13.1.	The Sellers’ Indemnity. Subject to the provisions of this Section 13, and except as otherwise provided in Section 8.2, above, and Section 16, below, the Sellers shall jointly and severally indemnify, defend and hold harmless SCC its Affiliates and their directors, officers, employees, representatives and agents, from and against any and all Damages suffered, sustained, incurred or required to be paid directly or indirectly by any of them in connection with, as a result of, or arising directly or indirectly out of —
13.1.1.	Any breach of any representation or warranty of the Sellers set forth in Section 10 and Section 11, above, or in any certificates delivered by the Sellers at the Closing;

13.1.2.	Any breach or non-fulfillment by the Sellers, or any noncompliance by the Sellers with, any covenant, undertaking, agreement or other obligation of the Sellers under this Agreement that is not waived by SCC and that the Sellers are obligated to perform hereunder; and/or

13.1.3.	Any claim by a third party for fees, costs and expenses related to professional, financial, advisory and/or legal services provided to the Sellers or RLW at or prior to the Closing in connection with this Agreement except for (a) accounting fees and expenses that SCC agreed in the Letter of Intent dated October 14, 2009 to pay; and (b) the expenses of setting up and maintaining the virtual data room, which the Sellers and SCC have agreed to share on a 50-50 basis.
13.2.	SCC’s Indemnity. Subject to the provisions of this Section 13, SCC shall indemnify, defend and hold harmless the Sellers from and against any and all Damages suffered, sustained, incurred or required to be paid directly or indirectly by them in connection with, as a result of, or arising directly or indirectly out of —
13.2.1.	Any breach of any representation or warranty of SCC set forth in Section 9, above, or in any certificate, agreement, instrument or other document specifically identified herein and delivered by SCC in connection herewith;

13.2.2.	Any breach or non-fulfillment by SCC of, or noncompliance by SCC with, any covenant, undertaking, agreement or other obligation of SCC under this Agreement or in any certificate, agreement, instrument or other document specifically identified herein and delivered by SCC in connection herewith;
Purchase Agreement

13.2.3.	Any claim by a third party for fees, costs and expenses related to professional, financial, advisory and/or legal services provided to SCC at or prior to the Closing in connection with this Agreement except for the expenses of setting up and maintaining the virtual data room, which SCC and the Sellers have agreed to share on a 50-50 basis; and/or

13.2.4.	Any claims made against the Sellers by any of RLW’s customers, employees or third parties in which the event giving rise to the claim occurred after the Closing Date.
13.3.	Threshold and Limitation of Indemnities. Notwithstanding anything in this Section 13 to the contrary —
13.3.1.	Threshold. No Person entitled to indemnification under this Section 13 (each an “Indemnified Party”) shall be entitled to pursue the same until the aggregate of all Damages suffered with respect to which the Indemnified Party would, but for this Subsection 13.3.1, be entitled to indemnification, exceeds four hundred thousand dollars ($400,000) (the “Threshold.”) Once the Indemnified Party’s Damages exceed in the aggregate the Threshold, the Indemnified Party shall be entitled to pursue indemnification for all such Damages. In calculating a Party’s Damages, the amount thereof shall be reduced by all net insurance reimbursements actually credited to, or received by such Party that relate to the Damage claimed.

13.3.2.	Limitation of Indemnities. Except as otherwise provided below, the indemnification obligations of SCC to the Sellers in the aggregate shall not exceed twelve million eight hundred thousand dollars ($12,800,000) and the indemnification obligations of the Sellers to SCC shall not exceed twelve million eight hundred thousand dollars ($12,800,000). With respect to each of Kip Wadsworth, Ty Wadsworth, Con Wadsworth and Tod Wadsworth, his individual as opposed to his joint and several indemnities shall not exceed twenty percent (20%) of his pro rata share of the Purchase Price based on his ownership of RLW at the Closing. The limits on indemnity obligations in this Section 13.3.2 are herein referred to as the “Caps.”)

13.3.3.	Exceptions to Limitation of Indemnity. Notwithstanding any provision herein to the contrary, the Caps shall not apply to —
(a)	The breach by a Party of any covenant or agreement (as distinguished from a representation or warranty) contained in this Agreement (as distinguished from any covenant or agreement contained in an agreement that is executed and delivered in connection with this Agreement);

(b)	Any breach by Kip Wadsworth, Ty Wadsworth, Con Wadsworth and/or Tod Wadsworth of his representations and warranties contained in Subsection 10.2 (Ownership of RLW) and his indemnity obligations with respect thereto; or

(c)	Any breach by SCC of its representation and warranty contained in Subsection 9.2 (Authorization of the Transaction) and its indemnity obligations with respect thereto.
Any Liability of a Party arising from any one or more of the foregoing items described in this Subsection 13.3.3 shall not exceed, in the aggregate, the amount of the Purchase Price.
13.4.	Claims Procedure. All claims for indemnification by an Indemnified Party pursuant to this Section 13 against a Party that is obligated to indemnify the Indemnified Party pursuant to this Section 13 (in such capacity an “Indemnifying Party”) shall be asserted and resolved according to the procedure set forth in this Subsection 13.4.
13.4.1.	As soon as reasonably practicable after becoming aware of a claim for indemnification under this Agreement (including the assertion of any claim, or the commencement of any suit, action or proceeding by any Person not a party hereto for which indemnity may be sought under this Agreement) an Indemnified Party shall
Purchase Agreement

promptly, but in no event more than thirty (30) days after such Indemnified Party becomes aware of such claim, notify the Indemnifying Party of the claim and the amount or estimated amount thereof to the extent then feasible (the “Claim Notice”); provided, however, that any such estimate shall not be deemed conclusive of the final amount of such claim. Notwithstanding the foregoing, the right of an Indemnified Party to be indemnified hereunder shall not be adversely affected by its failure to give a Claim Notice unless, and then only to the extent that, an Indemnifying Party is prejudiced by such failure.

13.4.2.	The Indemnifying Party shall have thirty (30) days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party —
(a)	Whether or not the Indemnifying Party disputes its liability to the Indemnified Party hereunder with respect to such claim; and

(b)	If the claim involves a third-party claim or demand, whether or not the Indemnifying Party will defend the Indemnified Party against the claim.
13.4.3.	If the Indemnifying Party does not dispute in writing its liability for the claim within the Notice Period, then the Indemnified Party shall be entitled to recover immediately (or as soon as known) from the Indemnifying Party the amount of the claim; provided, however, that if the Indemnifying Party agrees that it has an indemnification obligation, but disputes the amount of its obligation, then the Indemnified Party shall be entitled to recover immediately (or as soon as known) from the Indemnifying Party the amount not in dispute, without prejudice to the Indemnified Party’s claim for the balance which remains in dispute, provided, further, that if the indemnification obligation arises from a third party claim, the Indemnifying Party shall not be obligated to pay the Indemnified Party’s claim until the amount thereof becomes payable or has been paid to the third party.
13.5.	Defense of Third-Party Claims.
13.5.1.	If the claim involves a third-party claim or demand and if the Indemnifying Party notifies the Indemnified Party in writing within the Notice Period that it will defend the Indemnified Party against the third-party claim, then the Indemnifying Party may assume such defense upon delivery to the Indemnified Party of a written agreement acknowledging that the Indemnified Party is entitled to indemnification for all Damages arising out of the claim.

13.5.2.	All costs and expenses incurred by the Indemnifying Party in defending the claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party, provided, however, that the Indemnifying Party’s counsel must be reasonably satisfactory to the Indemnified Party, and that the Indemnifying Party shall consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to the claim.

13.5.3.	If the Indemnifying Party assumes the defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.

13.5.4.	If, however, the Indemnified Party reasonably determines in its good faith judgment that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would materially and adversely affect the Indemnified Party, then the Indemnifying Party, at its option, shall either employ different counsel that has no such conflict (and that is reasonably satisfactory to the Indemnified Party) or shall pay the fees and disbursements of separate counsel employed by the Indemnified Party to defend itself in the claim.

13.5.5.	Notwithstanding anything contained herein to the contrary, to the extent either the Indemnifying Party or the Indemnified Party has insurance that covers defense costs
Purchase Agreement

of the third-party claim, that insurance shall pay the defense costs to the extent of the coverage therefor.

13.5.6.	If the Indemnifying Party elects not to defend the Indemnified Party against the third-party claim, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim, or, if the claim is contested by the Indemnified Party, then that portion thereof as to which the defense is unsuccessful (and the reasonable costs and expenses, including attorney fees, pertaining to such defense) shall be the liability of the Indemnifying Party.

13.5.7.	The Indemnifying Party and the Indemnified Party shall give each other and each other’s counsel access, during normal business hours, to relevant business records and other documents, and shall permit them to consult with their agents and employees regarding the defense of any third-party claim in a manner and at times that does not unreasonably interfere with the other Party’s business or operations.

13.5.8.	Settlement or Compromise. Any settlement or compromise made or caused to be made in accordance with the provisions of this Subsection 13.5 by the Indemnifying Party or the Indemnified Party, as the case may be, of any third-party claim shall also be binding upon the Indemnifying Party or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however that —
(a)	The party making the settlement or compromise (for purposes of this Subsection 13.5.8, the “Settling Party”) will give the other party (for purposes of this Subsection 13.5.8, the “Non-Settling Party”) at least twenty (20) days’ prior written notice of any proposed settlement or compromise of any third-party claim it is defending, during which time the Non-Settling Party may reject the proposed settlement or compromise; provided that from and after such rejection, the Non-Settling Party shall be obligated to assume the defense of, and full and complete liability and responsibility for, the claim and any and all Damages suffered by the Settling Party in connection therewith;

(b)	No obligation, restriction or Damages shall be imposed on the Indemnified Party as a result of any such settlement or compromise without its prior written consent; and

(c)	No statement or admission that could be detrimental to the Indemnified Party may be made as part of any such settlement or compromise without its prior written consent.
13.6.	Insurance Proceeds. In calculating any amount to be paid by an Indemnifying Party to an Indemnified Party, the amount shall be reduced by all net insurance reimbursements actually credited to, or received by, the Indemnified Party relating to the underlying claim for indemnification. In connection therewith, upon request, each Party shall seek a waiver of subrogation with respect to such reimbursements from its insurers.

13.7.	Subrogation Rights. If any Indemnifying Party makes an indemnification payment hereunder (whether directly or pursuant to the Escrow Agreement) that Party shall be subrogated to the rights and claims of the Indemnified Party against any third party that caused or contributed to the Damages for which such indemnification payment was made. However, in the event that an Indemnified Party gives notice to the Indemnifying Party that the exercise by the Indemnifying Party of its rights of subrogation hereunder may materially interfere with an ongoing relationship that the Indemnified Party has with the third party involved, the Parties shall promptly negotiate in good faith an appropriate reduction or elimination of the indemnity payment required hereunder or the conditions under which the Indemnifying Party in exercising its subrogation rights might avoid adverse effects on such relationship.
Purchase Agreement

13.8.	Recoupment from the Escrow. Any indemnification payment or payments to which SCC is entitled under this Agreement other than the post-closing adjustments provided for in Subsection 3.3, above, shall first be made to SCC pursuant to the terms of the Escrow Agreement so long as there remains any of the Escrow Amount available therefor.

13.9.	Other Indemnification Provisions.
13.9.1.	The indemnification provisions in this Section 13 are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including any such remedy arising under Environmental, Health, and Safety Requirements) a Party may have with respect to the transactions contemplated by this Agreement.
13.9.2.	With respect to any action, suit, proceeding, complaint, claim, or demand brought by SCC against the Sellers (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise) the Sellers hereby agree that they will not make any claim for indemnification against RLW based on any right to indemnity any of them may have as a result of their having acted as a director, officer, member, manager, employee or agent of RLW, or having served at the request of RLW as a partner, trustee, director, officer, member, manager, employee, or agent of another entity (a) whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise; or (b) whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise. Nothing in this Section 13.9.2 is intended to affect any of the Sellers’ rights to indemnification by SCC expressly set forth in Section 13.2, above.
14.	Termination. Although it is contemplated that the signing of this Agreement and the Closing will occur simultaneously, in the event that this Agreement is signed, but for any reason the Closing does not then occur, the Parties may terminate this Agreement as provided below:
14.1.	The Parties may terminate this Agreement by written agreement signed by all of them at any time prior to the Closing.
14.2.	SCC may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing —
14.2.1.	In the event that (a) the Sellers have breached any material representation, warranty, or covenant contained in this Agreement in any material respect; (b) SCC has notified the Seller Representative of the breach; and (c) the breach has continued without cure for a period of thirty (30) days after the notice of breach; or
14.2.2.	If the Closing shall not have occurred on or before December 15, 2009 by reason of the failure of any condition precedent under Subsection 5.1.
14.3.	The Sellers may terminate this Agreement by giving written notice to SCC at any time prior to the Closing —
14.3.1.	In the event that (a) SCC has breached any material representation, warranty, or covenant contained in this Agreement in any material respect; (b) the Sellers have notified SCC of the breach; and (c) the breach has continued without cure for a period of thirty (30) days after the notice of breach; or
14.3.2.	If the Closing shall not have occurred on or before December 15, 2009 by reason of the failure of any condition precedent under Subsection 5.2, above.
14.4.	Effect of Termination. If a Party terminates this Agreement pursuant to this Section 14, all rights and obligations of the Parties hereunder shall terminate without any Liability of a Party to the other Party except for any Liability of a Party then in breach.
15.	Notices. All notices, claims, demands or other communications required or permitted under this Agreement shall be in writing and shall be given to a Party either (a) by hand delivery to such Party
Purchase Agreement

against a receipt therefor; or (b) by a nationally-recognized delivery service with instructions to provide next-business-day delivery and proof of delivery to such Party —

If to SCC at:	With a copy to:
20810 Fernbush Lane	Roger M. Barzun, Esq.
Houston, Texas 77073	60 Hubbard Street
Attention: Joseph P. Harper, Sr., President	Concord, Massachusetts 01742

If to the Sellers, to the Seller Representative at:	With a copy to:
Kip Wadsworth	R. Gary Winger, Esq.
2108 East Pioneer Road	Kirton & McConkie
Draper, Utah 84020	1800 Eagle Gate Tower
60 East South Temple
Salt Lake City, Utah 84111
or to such other Persons or addresses as may be designated in writing by the Party to receive such notice, claim, demand or other communication. Any notice shall be deemed delivered when received by the Party to which it is addressed, as evidenced by a receipt signed by such Party or its representative, or by the evidence of delivery furnished by the courier service.

16.	Nature of the Sellers’ Obligations.
16.1.	The liabilities and obligations of each of Kip Wadsworth, Ty Wadsworth, Con Wadsworth and Tod Wadsworth under the representations and warranties of each of them in Section 10, above, are individual and not joint and several, but are subject to the provisions of Subsection 13.3.2 and Subsection 13.3.3, above.

This means that the person making the representation and warranty or who is subject to such liability shall be solely responsible therefor.
16.2.	The remainder of the representations, warranties, and covenants of the Sellers in this Agreement are joint and several obligations of Kip Wadsworth, Ty Wadsworth, Con Wadsworth Tod Wadsworth. This means that each of them shall be responsible for the entirety of any Damages that SCC may suffer as a result of any breach thereof, but subject to provisions of Subsection 13.3.2 and Subsection 13.3.3, above.
17.	Other Terms and Conditions.
17.1.	Payments. All payments to be made hereunder in the amount of one hundred thousand dollars ($100,000) or less may be made by check. All payments exceeding that amount shall be made by wire transfer of immediately available funds in accordance with instructions given in writing by the payee to the payor at least two (2) business days before the payment is due. Failure to timely give such instructions shall, without more, extend the due date of the payment in question to the second business day after such instructions are given.
17.2.	Public Announcements. The Parties agree that after execution of this Agreement, SCC may in its sole discretion issue a press release and may file the same and/or any required reports with the SEC on or immediately after the execution of this Agreement. SCC shall consult with RLW on the substance and timing of any press releases and reports. Without SCC’s consent, the Sellers shall not make any public announcement relating to the subject matter of this Agreement prior to SCC’s first public announcement thereof.
17.3.	No Third-Party Beneficiaries. Except as provided in Section 13, above, this Agreement shall not confer any rights or remedies upon any Person (including any insurance company providing coverage to any of the Parties) other than the Parties, their respective successors and permitted assigns.
17.4.	Succession and Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their heirs, administrators, executors, personal representatives, successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties;
Purchase Agreement

provided however, SCC (a) may assign any or all of its rights and interests hereunder to one or more of its Affiliates; (b) may collaterally assign any or all of its rights and interests under this Agreement to its institutional or bank lender or lenders, or to any agent representing its lenders from time to time; and (c) may designate one or more of its Affiliates to perform its obligations hereunder, in any or all of which cases, SCC nonetheless shall remain responsible for the performance of all of its obligations hereunder.
17.5.	Amendments. No amendment of any provision of this Agreement shall be valid unless it shall be in writing and signed by all the Parties.
17.6.	Waivers. To be enforceable, the waiver of any term or condition hereof must be in writing and signed by the Party to be bound thereby. Failure by a Party to insist upon strict compliance with any term, covenant or condition, or to exercise any right, contained herein shall not be deemed a waiver of such term, covenant, condition or right; and no waiver or relinquishment of any term, covenant, condition or right at any one or more times shall be deemed a waiver or relinquishment thereof at any other time or times.

17.7.	Severability.
17.7.1.	Each provision of this Agreement to the extent possible shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or part of a provision of this Agreement is finally declared to be invalid or incapable of being enforced by any tribunal of competent jurisdiction, it shall be deemed automatically adjusted, if possible, to conform to the requirements for validity, but if such adjustment is not possible, it shall be deemed deleted from this Agreement as though it had never been included herein.
17.7.2.	In either case, the balance of any such provision or part of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, however —
(a)	No provision shall be severed if it is clearly apparent under the circumstances that a Party would not have entered into this Agreement without such provision; and
(b)	No such adjustment shall increase the cost of this Agreement to a Party or reduce any amount payable to a Party.
17.8.	Expenses. SCC and the Sellers will pay their own costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby except for the expenses of setting up and maintaining the virtual data room, which SCC and the Sellers have agreed to share on a 50-50 basis and except as may be required pursuant to indemnity obligations hereunder.

17.9.	Construction.
17.9.1.	The Parties agree that they have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.
17.9.2.	Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
17.9.3.	The words “hereof,” “herein,” “hereunder,” “this Agreement” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and they refer to this Agreement as it exists at the time any issue arises with respect to it. The words “include,” “includes,” “including” and words of similar import shall mean considered as part of a larger group and not limited to any one or more enumerated items. The words
Purchase Agreement

“will” and “shall” mean “is obligated to” and the word “may” means “is permitted to.”
17.9.4.	References to the masculine, feminine or neuter gender shall be deemed to include all other genders.
17.9.5.	The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
17.9.6.	The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If a Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
17.10.	Specific Performance. Each Party acknowledges and agrees that the other Party could be damaged irreparably in the event that any one or more of a Party’s obligations arising under Section 7 regarding the Put and Call option and Subsection 6.5 regarding Confidential Information are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Party shall be entitled to an injunction or injunctions to prevent breaches of any one or more of such provisions, and subject to the provisions set forth in Subsection 17.11 and Subsection 17.12, below, and any other limitations contained herein, to enforce specifically such provisions in addition to any other remedy to which it may be entitled at law or in equity.
17.11.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.
17.12.	Submission to Jurisdiction. Each Party submits to the jurisdiction of any state or federal court sitting in the State of Utah in any action or proceeding arising out of, or relating to, this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court. The Parties waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Party with respect thereto. A Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 15, above, or by registered or certified mail, return receipt requested. The Parties agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity in any court of competent jurisdiction.
17.13.	Entire Agreement. This Agreement together with the exhibits and schedules identified in this Agreement, all of which are incorporated herein by this reference and made a part hereof, constitute the entire agreement between the Parties on the subject matter covered hereby and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.
17.14.	Execution & Delivery. This Agreement and any amendment of this Agreement may be executed in any number of counterparts, each of which counterparts shall be enforceable against the Party executing such counterpart, and all of which together shall constitute but one and the same instrument. This Agreement when signed by a Party may be delivered by telecopier or other facsimile transmission or via e-mail in portable document format as if such Party had executed and delivered an original manually signed counterpart.
Purchase Agreement

[The following page is the signature page]
Purchase Agreement

In Witness Whereof, each of Messrs. Kip Wadsworth, Ty Wadsworth, Con Wadsworth and Tod Wadsworth have executed this Agreement, and SCC has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.
Sterling Construction Company, Inc.

By: /s/ Joseph P. Harper, Sr. Joseph P. Harper, Sr.	/s/ Kip Wadsworth Kip Wadsworth
President

/s/ Ty Wadsworth Ty Wadsworth	/s/ Con Wadsworth Con Wadsworth

/s/ Tod Wadsworth Tod Wadsworth

[Signature page to the Purchase Agreement]

Attachments
Appendix A	Calculation of RLW’s EBITDA
Appendix B	Computation of RLW’s Net Income
Appendix C	List of Non-Business Assets
Exhibit A	Certain Definitions
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Operating Agreement
Exhibit D	Form of Non-Competition and Non-Solicitation Agreement

Appendix A
To Agreement and Plan of Merger
Calculation of RLW’s EBITDA
The following items shall be included in calculating RLW’s EBITDA:
TOTAL CONSTRUCTION REVENUE
CONSTRUCTION COSTS
Materials
Labor and pension
Labor Burden
Subcontracts
Equipment
TOTAL CONSTRUCTION COSTS
GROSS PROFIT (Total Revenue less Construction Costs)
SHOP COSTS
Shop Overhead
Equipment Repair & Maint
Equipment Job Usage Income
Equipment Scrap Misc. Inc.
Equipment Billing Variance
NET SHOP COSTS
Equipment Depreciation
TOTAL SHOP COSTS (Net Shop Costs plus Equipment Depreciation)
GENERAL & ADMINISTRATIVE
Advertising
Accounting
Business promotion
Business development
Consulting services
Donations
Dues and subscriptions
Employee benefits
Employee Insurance
Education
Fuel — Autos
Auto Allowance Expense
Insurance
     Less Insurance Exp Job-costed (contra-account)
Job house costs
Legal
Lease
Miscellaneous
Office expense

Office computer expense
Plans and permits
Postage
Profit sharing/401(k)
Repair & Maintenance
Safety
     Less Safety Exp — Job-costed (contra-account)
Salaries — officers
Salaries — office
Salaries-misc. constr
Service agreement Exp-WDG
Vacation & Sick Pay
Taxes — payroll
Taxes and licenses
Telephone and radios
Travel
Utilities
Yearend Bonuses
Other G&A costs (not specifically listed above and per Note A below)
TOTAL G & A
Depreciation Expense (that’s not included in Equipment Depreciation above)
TOTAL GENERAL & ADMINISTRATIVE (Total G&A plus Depreciation not included in Equipment Depreciation above)
OTHER INCOME AND <EXPENSES>
Service agreement income
Interest expense (per EBITDA definition below)
Interest state exempt (per EBITDA definition below)
Discounts taken
TOTAL OTHER INCOME AND EXPENSE
NET INCOME (Gross Profit less Total Gen & Admin plus Other Income less Other Expense)
*EBITDA equals Net Income Plus:
Equipment Depreciation
(SG&A) Depreciation
Amortization
Interest expense
Interest state exempt
Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)*
NOTE A: It is understood that while the RLW stockholders retain a 20% interest, any SCC corporate overhead or other fees/expenses charged to RLW, or any expenses related to reasonable reserves for warranties, bad debts or inventory that are inconsistent with the company’s historical practices, shall be added back for the purposes of the EBITDA calculation.

Appendix A to Agreement and Plan of Merger

Appendix B
To Agreement and Plan of Merger
Calculation of RLW’s Net Income
The following items shall be included in calculating RLW’s Net Income:
TOTAL CONSTRUCTION REVENUE
CONSTRUCTION COSTS
Materials
Labor and pension
Labor Burden
Subcontracts
Equipment
TOTAL CONSTRUCTION COSTS
GROSS PROFIT
SHOP COSTS
Shop Overhead
Equipment Repair & Maint
Equipment Job Usage Income
Equipment Scrap Misc. RLW
Equipment Billing Variance
NET SHOP COSTS
Equipment Depreciation
TOTAL SHOP COSTS
GENERAL & ADMINISTRATIVE
Advertising
Accounting
Business promotion
Business development
Consulting services
Donations
Dues and subscriptions
Employee benefits
Employee Insurance
Education
Fuel — Autos
Auto Allowance Expense
Insurance
     Less Insurance Exp Jobcosted (contra-account)
Job house costs
Legal
Lease
Miscellaneous
Office expense
Office computer expense
Plans and permits
Postage

Profit sharing/401(k)
Repair & Maintenance
Safety
     Less Safety Exp — Job costed (contra account)
Salaries — officers
Salaries — office
Salaries-misc. constr
Service agreement Exp-WDG
Vacation & Sick Pay
Taxes — payroll
Taxes and licenses
Telephone and radios
Travel
Utilities
Yearend Bonuses
Other G&A costs (not specifically listed above and per Note A below)
TOTAL G & A
Depreciation (that’s not included in Equipment Depreciation above)
TOTAL GENERAL & ADMINISTRATIVE
OTHER INCOME AND <EXPENSES>
Fort Union RLW income
Interest expense
Service agreement income
Interest income*
Interest state exempt
Discounts taken
Portfolio income
Miscellaneous income
Realized gain (loss)
Rental income (not used)
Other income
TOTAL OTHER INCOME AND EXPENSE
NET INCOME (Gross Profit less Total Gen & Admin plus Other Income less Other Expense)

*Interest income shall count towards the Net Income calculation used for the annual distributions for the 20% retained stake, based on the amount of cash, marketable securities and equivalents delivered at closing, plus any cash or equivalents generated from accumulated cash from operations including intercompany debt while the RLW stockholders retain a 20% interest.
NOTE A: It is understood that while the RLW stockholders retain a 20% interest, any RLW corporate overhead or other fees/expenses charged to RLW or any expenses related to reserves for warranties, bad debts or inventory that are inconsistent with the company’s historical practices, shall be added back for the purposes of the Net Income calculation.

Appendix B to Agreement and Plan of Merger

Appendix C
To Agreement and Plan of Merger
List of Non-Business Assets
Excluded Assets List — Written off books (Updated as of 11/17/09)

				1810	Stockholder
Number/		GL	Acquired	Acrum	Distribution
Account	Description	Code	Value	Depre	Amount
BC01	SKID LOADER	1710	$25,038.00	$25,038.00	$0.00
RE02	2009 YAMAHA RHIN	1730	$13,983.45	$466.11	$(13,517.34)
RE99	HOUSEBOAT	1730	$350,000.00	$12,500.00	$(337,500.00)
TT03	JAYCO TRAVEL TR	1730	$15,038.00	$15,038.00	$0.00
TT04	BOX TRAILER	1730	$13,745.00	$13,745.00	$0.00
TT05	1998 SUNDOWNER	1730	$7,500.00	$6,375.00	$(1,125.00)
VH43	1999 MERCEDES 4	1730	$56,076.00	$56,076.00	$0.00
VH43-1	CD PLAYER FOR 99	1730	$957.00	$957.00	$0.00
VH44	MERCEDES CONVE	1730	$20,741.00	$20,741.00	$0.00
VH90	05 CHEV 1/2T — RAL	1730	$37,504.32	$26,253.01	$(11,251.31)
VH65	04, Nissan Maxima	1730	$30,160.00	$30,160.00	$0.00
LH17	LEASEHOLD IMPV. — CORP CTR — COMP	1750	$20,675.10	$20,390.55	$(284.55)
LH18	LEASEHOLD IMPRV — CORP CTR 39-YE	1750	$287,757.37	$15,986.53	$(271,770.84)
LH19	SHOP LEASEHOLD IMPROVMENTS	1750	$77,993.81	$2,666.45	$(75,327.36)
OF74	OFFICE FURNITURE & FIXTURES — CORP CTR	1740	$166,714.24	$51,602.03	$(115,112.21)
VH116	2008 CADILLAC ESCALADE — KIP	1730	$40,180.76	$11,384.58	$(28,796.18)
VH120	FORD F-150 TRUCK (TOD’S)	1730	$49,987.84	$14,163.22	$(35,824.62)
VH122	2008 GMC SIERRA (TY)	1730	$48,068.92	$12,017.22	$(36,051.70)
VH136	2009 CHEV 2/4T TRUCK (Cons)	1730	$37,532.19	$1,251.07	$(36,281.12)
OF75	APPLICANCE, FIXTURES & DESIGN WORK	1740	$52,638.78	$16,292.96	$(36,345.82)
OF85	STOVE RANGE — SHOP	1740	$976.49	$260.39	$(716.10)
1066	John Hancock Insurance — Cash Value	1066	$202,759.01		$(202,759.01)
2832	Deferred Loss — John Hancock Insurance	2832	$134,976.30		$(134,976.30)
1067	Data Flow Tech — Stock	1067	$190,000.00		$(190,000.00)
1163	Note Receivable — Nic (Iron Horse)	1163	$71,446.66		$(71,446.66)
1120	Trade Accounts Receivable — Cottonwood Estates	1120	$228,472.10		$(228,472.10)
		Total	$2,180,922.34	$353,364.12	$(1,827,558.22)
Life Insurance Policies set forth on next page.

The following life insurance policies are also excluded:

	Previous		Issue	Death
	Owner	Insured	Date	Benefit	Policy No.
PRUCO (Prudential Life Insurance Company)	RLWCCI	KIP	4/30/2009	$3,250,000	L8414552-a
PRUCO (Prudential Life Insurance Company)	RLWCCI	CON	4/30/2009	$2,650,000	L8414483-a
PRUCO (Prudential Life Insurance Company)	RLWCCI	TOD	4/30/2009	$2,650,000	L8414567-a
PRUCO (Prudential Life Insurance Company)	RLWCCI	TY	4/30/2009	$2,350,000	L8414517-a
FIRST COLONY LIFE INSURANCE COMPANY	RLWCCI	KIP	7/28/03	$1,250,000	6757912
FIRST COLONY LIFE INSURANCE COMPANY	RLWCCI	CON	7/28/03	$1,250,000	6757909
FIRST COLONY LIFE INSURANCE COMPANY	RLWCCI	TOD	7/28/03	$1,250,000	6757913
FIRST COLONY LIFE INSURANCE COMPANY	RLWCCI	TY	7/28/03	$1,250,000	6757911
SECURITY CONNECTICUT INSURANCE COMPANY	RLWCCI	NIC	6/2/97	$500,000	2270221K

Exhibit A
Certain Terms
The following terms are used in the Purchase Agreement to which this is Exhibit A (the “Agreement.”)
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.
“Agreed-Upon Appraisal” means the appraisal of RLW’s equipment and other assets that the Parties have agreed upon.
“Asbestos Liabilities” means any Liabilities arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item designed, manufactured, sold, marketed, installed, stored, transported, handled, or distributed at any time, or otherwise based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility or in any structure, including any Liabilities arising from, relating to, or based on, any personal or bodily injury or illness.
“Basis” means any past or present fact, situation, circumstance, or transaction that forms or could form the basis for any specified consequence.
“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means any information concerning the businesses and affairs of a Party or its affiliates that is not already generally available to the public.
“Damages” means any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, amounts paid in settlement, suits, proceedings, costs, disbursements or expenses, including reasonable attorneys’ fees and experts’ fees and disbursements, of any kind or of any nature whatsoever, whether based on common law, statute or contract; fixed or contingent; known or unknown; suffered or incurred.
“Employee Benefit Plan” means any “employee benefit plan” as such term is defined in ERISA §3(3) and any other employee benefit plan, program or arrangement of any kind.
“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
“Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each entity that is treated as a single employer with RLW for purposes of Code §414.

“Fiduciary” has the meaning set forth in ERISA §3(21).
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Governmental Authority” means any federal, state, local, domestic or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental entity or instrumentality.
“Intellectual Property” means all of the following in any jurisdiction: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all computer software (including source code, executable code, data, databases, and related documentation;) (f) all advertising and promotional materials; and (g) all other proprietary rights.
“Knowledge” means the actual knowledge of any one or more of Kip Wadsworth, Ty Wadsworth, Con Wadsworth, Tod Wadsworth and Kevan Blair.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which RLW holds any leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of RLW thereunder.
“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable; (b) purchase money liens and liens securing rental payments under capital lease arrangements; and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business of RLW, taken as a whole, or to the ability of a Party to consummate timely the transactions contemplated hereby; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change:
(a)	any adverse change, effect, event, occurrence, state of facts or development attributable to, resulting from or relating to —
(i)	conditions affecting the industry in which the Company participates or the U.S. economy as a whole;

(ii)	any change in accounting requirements or principles, or in any applicable legal requirements;

(iii)	the compliance with the terms of, or the taking of any action required by, the Agreement; or

(iv)	acts of terrorism or military action or the threat thereof; and

Exhibit A to Purchase Agreement	Page 2 of 4

(b)	any event, occurrence or circumstance specifically identified on a Schedule to the Agreement..
“Multiemployer Plan” has the meaning set forth in ERISA §3(37).
“Ordinary Course of Business” means the ordinary course of RLW’s business consistent with past custom and practice, including with respect to quantity and frequency.
“Permitted Encumbrances” means with respect to each parcel of Real Property owned or leased by RLW —
(a)	real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to Real Property that —
(i)	are not due and payable as of the Closing Date; or

(ii)	are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP;
(b)	mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to Real Property incurred in the Ordinary Course of Business for amounts that are —
(i)	not due and payable as of the Closing Date or

(ii)	being contested in good faith and for which appropriate reserves have been established in accordance with GAAP.
(c)	zoning, building codes and other land use laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over Real Property and are not violated by the current use or occupancy of such Real Property or the operation of RLW’s business as currently conducted thereon; and

(d)	easements, covenants, conditions, restrictions, and other similar matters of record affecting title to Real Property that do not or would not impair the use or occupancy of Real Property in the operation of RLW’s business as currently conducted thereon.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of a Subsidiary.
“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental

Exhibit A to Purchase Agreement	Page 3 of 4

(including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax and the agent, if any, charged with the collection of such Tax for such Governmental Authority or subdivision.

Exhibit A to Purchase Agreement	Page 4 of 4

Exhibit B
ESCROW AGREEMENT
This Escrow Agreement dated this 3rd day of December, 2009 (the “Escrow Agreement”), is entered into by and among Sterling Construction Company, Inc., a Delaware corporation (“SCC”), Messrs. Kip Wadsworth, Ty Wadsworth, Con Wadsworth and Tod Wadsworth (collectively the “Sellers”) (SCC and the Sellers collectively, the “Parties,” and individually, a “Party”), and Wells Fargo Bank, National Association, as escrow agent (“Escrow Agent”).
RECITALS
A. SCC and Sellers have entered into that certain Purchase Agreement dated December 1, 2009 (the “Purchase Agreement”), pursuant to which Sellers have agreed to indemnify SCC against certain losses as described in Article 13 of the Purchase Agreement. Unless otherwise defined herein, all capitalized terms appearing in this Escrow Agreement shall have the meanings assigned to them in the Purchase Agreement.
B. Sellers agree to place in escrow certain funds and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.
In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:
ARTICLE 1
ESCROW DEPOSIT
Section 1.1. Receipt of Escrow Property. Upon execution hereof, Sellers shall deliver to the Escrow Agent the amount of $4,500,000 (the “Escrow Property”) in immediately available funds. Sellers have appointed Kip Wadsworth as their representative acting individually and alone, as the Sellers’ true and lawful agent and attorney-in-fact (the “Sellers Representative”) with full power of substitution, to act in the name and on behalf of the Sellers collectively as a group, and Escrow Agent may rely for all purposes on his decisions, determinations and the like under this Escrow Agreement as the decisions and determinations of all of the Sellers as a group.
Section 1.2. Investments.
     (a) The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Property and any investment income thereon as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by the Sellers Representative and SCC. Any investment earnings and income on the Escrow Property shall not become part of the Escrow Property and shall be disbursed to Sellers quarterly, as directed in writing by Sellers Representative.
     (b) The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this

Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.
Section 1.3. Disbursements.
     (a) In the event SCC has a claim for all or a portion of the Escrow Property, pursuant to the Purchase Agreement (each such claim, an “Indemnification Claim”), SCC shall simultaneously give written notice (a “Claim Notice”) to the Sellers Representative and to the Escrow Agent stating the following: (i) that SCC has become aware of an indemnifiable claim or has paid, sustained or incurred or anticipates that it may have to pay, sustain or incur Damages, as defined in the Purchase Agreement; and (ii) specifying the facts pertinent to such indemnification claim and the individual items of Damages included in the amount so stated (the “Claim Amount”) and, in the case of potential Damages, the basis for such potential liability. Such Claim Notice and other notices hereunder shall be given to the Escrow Agent and to the Sellers Representative.
     (b) The Escrow shall make payments from the Escrow Property in accordance with joint written instructions received from SCC and Sellers Representative with respect to indemnification by the Sellers pursuant to this Section 1.3(b), or automatically pursuant to Sections 1.3(c) and 1.3(d) of this Escrow Agreement.
     (c) Provided that no Indemnification Claim has been received by the Escrow Agent or all claims have been settled pursuant to Sections 1.3(b) or (d) hereof, the Escrow Agent shall release the then remaining Escrow Property to the Sellers on the Expiration Date (as defined in Section 1.5, below). If an Indemnification Claim(s) has been delivered to the Escrow Agent prior to the Expiration Date, the Escrow Agent shall release the Escrow Property as set forth in the preceding sentence less the amount SCC has sought (but has not yet received from the Escrow Agent) pursuant to all Indemnification Claims previously delivered to the Escrow Agent.
     (d) If, within twenty (20) days after receipt by the Escrow Agent of a Claim Notice, the Escrow Agent receives a written notice signed by the Sellers Representative authorizing the release of the amount set forth in the Claim Notice, the Escrow Agent shall immediately pay to SCC such amount. If the Sellers Representative delivers a written notice to the Escrow Agent objecting to the Claim Amount or does not respond to the Claim Notice within the twenty (20) day period, then the Escrow Agent shall retain such Claim Amount as part of the Escrow Property until (i) the rights of the Sellers and SCC have been determined by a court of competent jurisdiction by remains of a final, non-appealable order, at which time the Escrow Agent shall promptly deliver such Claim Amount in accordance with such order; or (ii) the Escrow Agent has received written notice resolving such claim for indemnification (a “Resolution Notice”) signed by the Sellers Representative and SCC as to the disposition of such Claim Amount, at which time the Escrow Agent shall promptly deliver such Claim Amount in accordance with such written notice. The Escrow Agent shall act on such court order without further question.
     (e) The Escrow Agent shall, in addition, deliver any portion or all of the Escrow Property in accordance with any joint written instructions of SCC and Sellers Representative received by the Escrow Agent.
Section 1.4. Income Tax Allocation and Reporting.
     (a) The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Sellers, whether or not such income was disbursed during such calendar year. The percentages of income and distributions payable to each Seller are set forth on Exhibit D attached hereto.
     (b) Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.
     (c) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.
Section 1.5. Termination. This Escrow Agreement shall terminate at 5:00 p.m. Central Time on Wednesday, June 1, 2011 (the “Expiration Date”) provided that there are then no outstanding Indemnification Claims as to which the Escrow Agent has received a Claims Notice pursuant to Section 1.3, above. If any Indemnification Claims are unresolved on the Expiration Date, then this Escrow Agreement shall continue in effect with respect to an amount in cash equal to the Claims Amount. The balance of the Escrow Property, if any, shall be distributed to the Sellers Representative. Upon the resolution of all Indemnification Claims, if any, outstanding on the Expiration Date pursuant to Section 1.3, the Escrow Agent shall distribute the then remaining Escrow Property to the Sellers in the percentages set forth on Exhibit D hereto.
ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1. Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.
Section 2.2. Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.
Section 2.3. Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the written direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any written notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement.
Section 2.4. Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.
Section 2.5. No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.
ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1. Indemnification. The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.
Section 3.2. Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.
Section 3.3. Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties
Section 3.4. Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid by equally by the Parties. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.
Section 3.5. Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the Parties and the Escrow Agent hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent is authorized to retain the Escrow Property until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Property, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.
Section 3.6. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.
Section 3.7. Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

ARTICLE 4
MISCELLANEOUS
Section 4.1. Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).
Section 4.2. Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.
Section 4.3. Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. Any notice given shall be deemed given upon the actual date of such delivery. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.
If to Sellers or Sellers Representative:
Kip Wadsworth
2108 East Pioneer Road
Draper, Utah 84020
Telephone:
Facsimile:
with a copy (which shall not constitute notice) to:
R. Gary Winger
Kirton & McConkie PC
60 East South Temple, Suite 1800
Salt Lake City, Utah 84111

If to SCC:
Sterling Construction Company, Inc.
20810 Fernbush Lane
Houston, Texas 77073
Attention: Joseph P. Harper, Sr., President
Telephone:
Facsimile:
with a copy (which shall not constitute notice) to:
Roger M. Barzun
60 Hubbard Street
Concord, Massachusetts 01742
If to the Escrow Agent:
Wells Fargo Bank, National Association
Corporate, Municipal, and Escrow Services
Attn: Carl J. Mathis
MAC No. U1228-023
299 South Main Street, 2nd Floor
Salt Lake City, Utah 84111
Telephone: (801) 246-5299
Facsimile: (801) 246-5996
Section 4.4. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Utah.
Section 4.5. Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property.
Section 4.6. Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.
Section 4.7. Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8. Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.
Section 4.9. Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. This Escrow Agreement when signed by a party may be delivered by telecopier or other facsimile transmission or via e-mail in portable document format is if such Part had executed and delivered an original manually signed counterpart.
[The remainder of this page left intentionally blank.]

     IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

Kip Wadsworth

Ty Wadsworth

Tod Wadsworth

Con Wadsworth

Sterling Construction Company, Inc.

By:

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:

Name:

Title:

S-1

EXHIBIT A
Agency and Custody Account Direction
For Cash Balances
Wells Fargo Money Market Deposit Accounts
Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.
You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account(s) in the following money market deposit account of Wells Fargo Bank, National Association (Bank):
Wells Fargo Institutional Money Market Deposit Account (IMMDA)
I understand that amounts on deposit in the IMMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $100,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $100,000. Note: On May 20, 2009, FDIC deposit insurance temporarily increased from $100,000 to $250,000 per depositor through December 31, 2013.
I acknowledge that I have full power to direct investments of the Account(s).
I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

Authorized Representative Kip Wadsworth	Authorized Representative Sterling Construction Company, Inc.

Date	[Date]

EXHIBIT B-1
CERTIFICATE AS TO AUTHORIZED SIGNATURES
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Sellers and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-1 is attached, on behalf of Sellers.

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT B-2
CERTIFICATE AS TO AUTHORIZED SIGNATURES
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of SCC and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-2 is attached, on behalf of SCC.

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT C
WELLS FARGO BANK, N.A.
Schedule of Fees for Services as Escrow Agent

Acceptance Fee:	$500.00
A one-time charge covering review and negotiation of documents with various parties to the agreement(s) and account(s) set up. Payable upon execution of final agreement. Assumes normal Agent duties under the final agreement. Our acceptance of the appointment of Escrow Agent is subject to the terms of the final agreement and our duties and responsibilities therein.

Administration Fee:	$2,000.00
Compensates Wells Fargo Bank for normal agent administrative duties including daily routine account management, monitoring of claim notices; disbursement of funds in accordance with the agreement; delivery of trust statements. Payable at closing and annually thereafter on each anniversary of execution of the agreement; not prorated in the case of early termination.
Transaction Fees (if applicable – waived if funds invested in Wells Fargo

Advantage Funds or IMMDA):
Open Market Investment Trades (each) :	$25.00
Disbursement in excess of two per month (each):	$25.00

Out-of-Pocket Expense:	at cost
Wells Fargo Bank reserves the right to bill at cost for out-of-pocket expenses such as express mail, wire charges or additional postage, if deemed excessive. Fees for extraordinary service, such as amendments to the documents or default administration, will be billed at our then-current rate. Fees are subject to periodic review and adjustment
Note: The transaction underlying this proposal, and all related legal documentation, is subject to review and acceptance by Wells Fargo Bank in accordance with industry standards. Should the actual transaction materially differ from the assumptions used herein, Wells Fargo Bank reserves the right to modify this proposal. This fee schedule is specifically based on the assumption that all funds are invested in the Wells Fargo Advantage Funds (Service Class) or Institutional Money Market Deposit Account; if invested otherwise, we reserve the right to adjust this fee. Acceptance of the appointment as Escrow Agent is subject to the receipt of requested Due Diligence information on each of the signing parties to the agreement as required by the USA Patriot Act. All funds will be received from or distributed to a domestic or an approved foreign entity. If the account does not open within three (3) months of the date shown below, this fee proposal will be deemed to be null and void.

EXHIBIT D
OWNERSHIP INTERESTS

Stockholder	Ownership Percent
Con L. Wadsworth	24.692172%
Tod L. Wadsworth	24.692172%
Kip L. Wadsworth	28.254178%
Ty L. Wadsworth	22.361478%

EXHIBIT C
RALPH L. WADSWORTH CONSTRUCTION COMPANY, LLC
OPERATING AGREEMENT
     This Operating Agreement (this “Agreement”) of Ralph L. Wadsworth Construction Company, LLC, a Utah limited liability company (the “Company”), effective as of December 3, 2009 (the “Effective Date”), is entered into by and among the Persons identified as the Members and Manager of the Company on Schedule A attached hereto (such Persons and their respective successors in office or in interests being hereinafter referred to individually as “Manager” or “Member” or collectively as “Managers” or “Members”), as such schedule may hereafter be amended.
     A. Messrs. Kip Wadsworth, Ty Wadsworth, Con Wadsworth and Tod Wadsworth (collectively, the “Wadsworth Members”); and Sterling Construction Company, Inc., a Delaware corporation (“SCC”), are parties to that certain Purchase Agreement dated December 3, 2009 (the “Purchase Agreement”).
     B. Effective on the Effective Date and pursuant to the Purchase Agreement, (i) Ralph L. Wadsworth Construction Company, Inc., a Utah corporation, has converted to the Company under applicable law (the “Conversion”) by filing Articles of Conversion and Articles of Organization for the Company with the Utah Department of Commerce, Division of Corporations and Commercial Code, and (ii) SCC has immediately thereafter purchased an 80% membership interest in the Company from the Wadsworth Members (the “Purchase”).
     C. In light of such Conversion and Purchase and the fact that the Wadsworth Members have not adopted an operating agreement for the Company, pursuant to the Purchase Agreement, each of the Wadsworth Members and SCC, constituting all of the current Members of the Company, desire to set out their respective rights, obligations and duties regarding the Company and its affairs, assets, liabilities and the conduct of its business by executing and delivering to each other this Operating Agreement of the Company.
     NOW, THEREFORE, in consideration of the agreements and obligations set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Operating Agreement of the Company shall be and read as follows:
ARTICLE I
DEFINITIONS
     In addition to terms otherwise defined in this Agreement, the following terms have the following meanings:
     “Act” means the Utah Revised Limited Liability Company Act and any successor statute, as amended from time to time.
     “Additional Units” means any Units, Unit Equivalents, or Capital Interest Units that are not outstanding on the date hereof, all as further described in Section 3.1(b) of this Agreement.
     “Adjusted Capital Account Balance” has the meaning set forth in Section 9.1(d) of this Agreement.

     “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a Person. The term “control” as used in the immediately preceding sentence means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract, or otherwise.
     “Agreement” has the meaning set forth in the preamble of this Agreement.
     “Articles” means the Articles of Organization of the Company, as the same may be amended from time to time.
     “Capital Account” has the meaning set forth in Section 9.1 of this Agreement.
     “Capital Account Percentage” has the meaning set forth in Section 14.2(c) of this Agreement.
     “Capital Interest Unit” means any interest in the Company that would give the holder a share of the proceeds if the Company’s assets were sold at fair market value (determined as of the date on which such interest is received) and then the proceeds were distributed in a complete liquidation of the Company.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the preamble of this Agreement.
     “Contribution” has the meaning set forth in Section 9.2 of this Agreement.
     “Distributable Cash Flow” means cash of the Company in an amount equal to the Company’s annual net income computed in accordance with Schedule B attached hereto less distributions under Section 11.2 to the extent paid or set aside by the Company.
     “Effective Date” has the meaning set forth in the preamble of this Agreement.
     “Fiscal Year” means December 31 in each year or such other date as the Manager may determine from time to time.
     “Gross Asset Value” has the meaning set forth in Section 9.1(c) of this Agreement.
     “Liquidation Event” means the liquidation, dissolution or winding up of the Company.
     “Majority in Interest” means a Member or Members holding more than 50% of the Units then outstanding.
     “Majority in Interest of the Wadsworth Members” means a Wadsworth Member or Wadsworth Members holding more than 50% of the aggregate outstanding Units then held by all of the Wadsworth Members.
     “Manager” and “Managers” have the meanings set forth in the preamble of this Agreement.

     “Members” means the members of the Company owning Units as referenced in the preamble of this Agreement and in Schedule A attached hereto, including and all Persons hereafter admitted as members of the Company as set forth herein.
     “Percentage Interest” means with respect to a particular Member or Unit Holder at any particular time the percentage interest determined by dividing the number of Units owned by such Member or Unit Holder by the aggregate number of outstanding Units.
     “Permitted Transferee” means any Person who receives Units by way of a Permitted Transfer.
     “Permitted Transfers” means Transfers (a) by SCC to any Affiliate or Affiliates, (b) made for estate planning purposes and without consideration by a Wadsworth Member to the spouse or children of such Wadsworth Member or to a trust for the exclusive benefit of such Wadsworth Member or the spouse or children of such Wadsworth Member, (c) upon the death or incapacity of any Member who is an individual, to the deceased or incapacitated Member’s executors, administrators, guardians, estate, or heirs, (d) by any Wadsworth Member to any other Wadsworth Member(s), or (e) otherwise approved by the Manager.
     “Person” means any individual, association, cooperative, corporation, trust, partnership, joint venture, limited liability company, or other legal entity.
     “Purchase Agreement” has the meaning set forth in the preamble of this Agreement.
     “Regulations” means proposed, temporary, or final regulations promulgated under the Code by the Department of the Treasury, as amended.
     “Representative” shall mean, with respect to a particular Person, any director, officer, member, manager, general partner, limited partner, partner, co-owner, nominee, managing director or controlling Person of such Person.
     “Reserves” means, with respect to any period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts reasonably determined by the Manager to be sufficient for debt service or other costs or expenses incident to the ownership and operation of the Company’s business. The establishment of reserves shall be subject to Section 4.8 of this Agreement.
     “SCC” has the meaning set forth in the preamble of this Agreement.
     “Securities Act” means the Securities Act of 1933, as amended, and any successor statute, and the rules and regulations promulgated thereunder.
     “Service” means the Internal Revenue Service.
     “Special Registration Statement” means a registration statement relating to any employee benefit plan or with respect to any corporate reorganization or other transaction under Rule 145 of the Securities Act.
     “Super Majority in Interest” means a Member or Members holding more than 90% of the Units then outstanding.

     “Tax Matters Partner” has the meaning set forth in Section 12.3 of this Agreement.
     “Transfer” and its derivatives means a gift, sale, assignment, transfer, exchange, pledge or grant of a security interest in or other creation of a lien on or disposition of Units.
     “Transfer Notice” has the meaning set forth in Section 13.2(a) of this Agreement.
     “Transferor” has the meaning set forth in Section 13.2(a) of this Agreement.
     “Unit” means a portion of the total ownership interest in the Company. All Units represent an equal portion of such total ownership interest. The amount of ownership interest represented by a Unit shall be equal to a fraction, the numerator of which is one (1) and the denominator of which is the number of all outstanding Units. The Units represent the entire interest owned by a Member or a Unit Holder in the Company, including the right of such Member or Unit Holder to any and all benefits to which a Member or Unit Holder may be entitled as provided in this Agreement, together with the obligations of such Member or Unit Holder to comply with the terms and provisions of this Agreement. All Units are Capital Interest Units.
     “Unit Equivalents” means rights, options, warrants, or other convertible or exchangeable securities entitling the holders thereof to subscribe for, purchase, or otherwise acquire any Additional Units.
     “Unit Holder” shall mean a Person who owns Units of the Company but who is not a Member.
     “Voting Units” has the meaning set forth in Section 4.3(c) of this Agreement.
     “Wadsworth Members” has the meaning set forth in the preamble of this Agreement.
ARTICLE II
ORGANIZATION AND POWERS
     Section 2.1 Organization. As set forth above, the Company was converted from Ralph L. Wadsworth Construction Company, Inc., a Utah corporation, by the filing of Articles of Conversion and Articles of Organization for the Company with the Department of Commerce, Division of Corporations and Commercial Code of the State of Utah pursuant to the Act.
     Section 2.2 Purposes and Powers. The Company is organized to transact any and all businesses for which limited liability companies may be formed under the Act.
     Section 2.3 Registered Agent and Location of Records. The registered agent and registered office of the Company in the State of Utah shall be the registered agent and registered office set forth in the Articles or such other registered agent or registered office location, as the case may be, as the Manager may designate from time to time. The records of the Company required to be maintained by the Act shall be kept at the principal office of the Company or at such other location as the Manager may designate from time to time, consistent with the Act.
     Section 2.4 Qualification in Other Jurisdictions. The Manager shall cause the Company to be qualified or registered under applicable laws of any jurisdiction in which the Company transacts business and is required to be so registered or qualified, and shall be authorized to execute, deliver, and file any certificates and documents necessary to effect such qualification or registration, including without limitation the appointment of an agent for service of process in each such jurisdiction.
ARTICLE III
CAPITAL STRUCTURE
     Section 3.1 Capitalization. The current capitalization of the Company is as set forth on Schedule A to this Agreement.
          (a) Outstanding Units. As of the date hereof, the Company has issued and outstanding 1,000,000 Units held by the Members as identified on Schedule A, attached hereto.
          (b) Additional Units. Subject to the other terms and conditions of this Agreement, including without limitation Section 4.8, the Manager may from time to time cause the Company to issue Additional Units (including without limitation additional classes or series of Units) to existing Members or new Members, and make reasonable or necessary conforming amendments to this Agreement with respect thereto. Any such issuance shall not be deemed a Transfer of Units hereunder.
     Section 3.2 Miscellaneous.
          (a) Certificates. The Units will be certificated in such form and with such legends as determined by the Manager.
          (b) Record Holders. Except as may otherwise be required by law or by this Agreement, the Company shall be entitled to treat the record holder of Units as shown on its books as the owner of such Units for all purposes, including the payment of distributions and the right to vote with respect thereto, regardless of any Transfer of such Units, until such Units have been Transferred on the books of the Company in accordance with the requirements of this Article III and in compliance with the Transfer restrictions in Article XIII of this Agreement. It shall be the duty of each Member to notify the Company of any change of address of such Member from that set forth on Schedule A, and Schedule A shall be updated from time to time to reflect the names and addresses of each of the Members, and the number of Units held by each.
     Section 3.3 Conversion to Another Entity; Merger, or Redomestication. In the event the Manager determines that it is in the best interests of the Company to convert to another type of entity, merge into another entity, or transfer the Company to a different jurisdiction, the Manager may, subject to Section 4.8, take such action. In such event, the Members shall be entitled to receive equity interests having values, rights, privileges, and preferences equal to or substantially similar to the values, rights, privileges, and preferences of the Units such Members hold at the time of such action.

ARTICLE IV
MEMBERS
     Section 4.1 Members. The Members of the Company, the number of Units held by each, and their respective addresses, are listed on Schedule A, as amended from time to time to reflect changes in the number of Units after the date of this Agreement, including those necessitated by the admission of additional Members, the issuance of Additional Units, the redemption of Units, or the Transfer of Units, all pursuant to this Agreement.
     Section 4.2 Admission of New Members. Subject to the other terms and conditions of this Agreement including without limitation §4.8, additional Persons may be admitted to the Company as Members upon such terms as are established by the Manager and a Super Majority in Interest of the Members. New Members shall be admitted at the time when all conditions to their admission have been satisfied, as determined by the Manager and a Super Majority in Interest of the Members, and their identity, Units and Contributions (if any) under Article IX have been established by amendment of Schedule A, as approved by the Manager and a Super Majority in Interest of the Members.
     Section 4.3 Meetings of Members. Except for matters on which the Members’ approval is expressly required by the Act, the Articles, or this Agreement, and subject to the purpose of the Company as stated herein and in the Articles, the Manager shall have full power, authority, and discretion to manage and direct the Company’s business, affairs, and properties without the requirement for any vote or approval of the Members. To the extent that a vote or approval of the Members is required by the Act, the Articles, or this Agreement, the following provisions shall govern such rights:
          (a) Notice of Meetings. A meeting of the Members may be called at any time by any Manager or by any Member(s) holding not less than 20% of the outstanding Units. A written notice stating the place, date and hour of all meetings of Members shall be given by the Secretary of the Company (or other Person authorized by this Agreement or by law) not less than 10 nor more than 50 days before the meeting to each Member entitled to vote thereat and to each Member who, by the express terms of this Agreement is entitled to such notice, by delivering such notice to him or it or by mailing it, postage prepaid, and addressed to such Member at his or its address as it appears in the records of the Company, or by delivering such notice to such Member via facsimile or email transmission and addressed to such Member at the facsimile number or email address of the Member contained in the records of the Company. Notice need not be given to a Member if (i) action is taken under Section 4.3(e), (ii) a written waiver of notice is executed before or after the meeting by such Member, (iii) communication with such Member is unlawful, or (iv) such Member attends the meeting in question, unless such attendance was for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.
          (b) Quorum. Except as otherwise provided herein or required by the Act, a Super Majority in Interest of the Members shall constitute a quorum. Any meeting may be adjourned from time to time by the vote of holders of a majority of the Units properly cast upon the question, whether or not a quorum is present.
          (c) Voting and Proxies. For all purposes of this Agreement and under the Act, only Members holding Units designated as voting Units (the “Voting Units”) shall have the right to vote at a meeting or execute a written consent. All of the Units shall be Voting Units. Each Member holding

Voting Units shall be entitled to a number of votes equal to the number of Voting Units held by such Member. Members may vote either in person or by written proxy, but no proxy shall be voted or acted upon after 1 year from its date. Proxies shall be filed with the Secretary at the meeting, or at any adjournment thereof. A proxy purporting to be executed by or on behalf of a Member shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.
          (d) Action at Meeting. When a quorum is present, any matter before the meeting shall be decided by vote of a Super Majority in Interest of the Members, except where a larger or different vote is required by law or by this Agreement. Members may participate in meetings of the Members by means of conference telephone or similar communications equipment by means of which all Members participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.
          (e) Action without a Meeting. Notwithstanding anything contained in this Agreement to the contrary, any action required or permitted by law to be taken at any meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the Members who hold the requisite number of Units set forth in this Agreement or such larger or different percentage of the Voting Units if required by law or by this Agreement. Unless the written consents of all Members entitled to vote have been obtained, notice of any Member approval shall be given at least 10 days before the consummation of the transaction, action or event authorized by the Member action to those Members entitled to vote who have not consented in writing. The notice must contain or be accompanied by a description of the transaction, action or event. Provided the notice described in this Section 4.3(e) is given, action taken by the Members pursuant to this Section 4.3(e) is effective as of the date the last written consent necessary to authorize or take the action is received by the Company, unless all of the written consents specify a later date as the effective date of the action, in which case the later date shall be the effective date of the action. If the Company has received written consents as contemplated by this Section 4.3(e) signed by all Members entitled to vote with respect to the action, the effective date of the action may be any date that is specified in all written consents. Any consent or writing may be sent or received by the Company by any electronically transmitted or other form of communication that provides the Company with a complete copy thereof, including (if applicable) the signature thereto. Any Member or an authorized representative of that Member may revoke a consent by a signed writing describing the action and stating that the Member’s prior consent is revoked, if the writing is received by the Company prior to the effective date and time of the action. A Member action taken pursuant to this Section 4.3(e) is not effective unless all written consents on which the Company relies for taking an action pursuant to this Section 4.3(e) are received by the Company within a 60-day period and not revoked pursuant to this Section 4.3(e).
          (f) Record Date. Unless otherwise established by the Manager, (i) the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, (ii) the record date for determining Members entitled to express consent to corporate action in writing without a meeting, when no prior action by the Manager is necessary, shall be the day on which the first written consent is executed, and (iii) the record date for determining Members for any other purpose shall be at the close of business on the day on which the Manager adopts the resolution relating thereto.

     Section 4.4 Limitation of Liability of Members; Indemnity. Except as otherwise provided in the Act, no Member of the Company and no Unit Holder shall be obligated personally for any debt, obligation or liability of the Company or of any other Member or Unit Holder, whether arising in contract, tort or otherwise, solely by reason of being a Member or Unit Holder of the Company. Except as otherwise provided in the Act, by law or expressly in this Agreement, no Member and no Unit Holder shall have any fiduciary or other duty to another Member or Unit Holder with respect to the business and affairs of the Company, and no Member and no Unit Holder shall be liable to the Company or any other Member or Unit Holder for acting in good faith reliance upon the provisions of this Agreement. No Member or Unit Holder shall have any responsibility to restore any negative balance in his or its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company except as required by the Act or other applicable law. As more fully set forth in Article VII, the Company shall indemnify and hold harmless each of the Members acting on behalf of the Company pursuant to the terms of this Agreement from and against any claim by any third party seeking monetary damages against such Member arising out of such Member’s performance of his or its duties in good faith consistent with the terms of this Agreement. Such indemnity shall continue unless and until a court of competent jurisdiction adjudicates that indemnification is not permitted under the Act. Notwithstanding the foregoing, no Member is authorized to act on behalf of the Company except in accordance with an express resolution of the Manager.
     Section 4.5 Authority. Unless specifically authorized by the Manager, no Member that is not a Manager or officer of the Company shall be an agent of the Company or have any right, power or authority to act for or to bind the Company or to undertake or assume any obligation or responsibility of the Company or of any other Member.
     Section 4.6 Right to Information. All Members shall have the right to receive all information relating to the Company to which they are entitled pursuant to the Act, subject to reasonable conditions and standards established by the Manager, as permitted by the Act. Members shall receive without request, (i) unaudited monthly financial statements within 25 days after the end of each calendar month, and (ii) annual unaudited financial statements within 30 days after the filing of SCC’s Annual Report on Form 10-K with the Securities and Exchange Commission.
     Section 4.7 Inspection Rights. The Company will permit each Member the right to inspect and copy records of the Company in accordance with the requirements of the Act.
     Section 4.8 Limitations on Member’s and Manager’s Authority. Notwithstanding Section 4.3 above, so long as any of the Wadsworth Members own any Units, neither the Manager nor the Members shall take any of the following actions without the prior approval of a Majority in Interest of the Wadsworth Members:
          (a) Guarantee any obligation of any Person or become obligated for the debts of any other Person if so doing will have a direct adverse effect on the Company’s income statement and/or EBITDA; provided, however, that the Company may guarantee any obligation of SCC or any Affiliate of the Company or become obligated for the debts of any such entity without the need for any approval from the Wadsworth Members, so long as in such instances the Company pays the Wadsworth Members for any amounts they would have received but for such Company action by way of distribution under Section 11.3 or purchase proceeds under Article XV, with such amounts being paid at the time of such distribution or purchase;

          (b) Take any action that would directly limit the Company’s ability to distribute accumulated or current earnings;
          (c) Incur, create or assume any indebtedness for any other Person to the extent such action adversely affects the Company’s EBITDA; provided, however, that the Company may incur, create or assume any indebtedness for capital expenditures for the Company or for SCC or any Affiliate of the Company without the need for any approval from the Wadsworth Members, so long as in such instances the Company pays the Wadsworth Members for any amounts they would have received but for such Company action by way of distribution under Section 11.3 or purchase proceeds under Article XV, with such amounts being paid at the time of such distribution or purchase;
          (d) Cause or require any of the Wadsworth Members to contribute to Reserves;
          (e) Issue any Additional Units or increase the number of Units the Company is authorized to issue;
          (f) Fill an officer vacancy under Section 6.6 that had initially been filled by a Wadsworth Member or any Person who was an employee of the Company prior to the closing under the Purchase Agreement;
          (g) Cause the Company to take any of the actions authorized in Section 3.3 of this Agreement;
          (h) Cause any compensation to be paid to the Manager for business services that it provides to the Company;
          (i) Increase the number of Managers of the Company or replace the Manager of the Company;
          (j) Amend this Agreement; or
          (k) Determine the Gross Asset Value of any assets contributed to the Company.
Nothing in this Section 4.8 shall restrict the Company from entering into any documents necessary for bonding obtained in connection with the activities of the Company, SCC or SCC’s Affiliates, and the execution of any such documents shall not require the consent of any Wadsworth Members; so long as in such instances the Company pays the Wadsworth Members for any amounts they would have received but for such Company action by way of distribution under Section 11.3 or purchase proceeds under Article XV, with such amounts being paid at the time of such distribution or purchase.
ARTICLE V
MANAGERS AND MANAGEMENT
     Section 5.1 Management by Managers. Subject to the limitations set forth in Section 4.8 and compliance with this Agreement, the business and affairs of the Company will be managed by or under the direction of the Manager and the Manager shall have and may exercise on behalf of the Company all of its rights, powers, duties and responsibilities hereunder or as provided by law, except for such rights, powers, and duties as the Manager may delegate to the officers of the Company. There shall be one

Manager. The initial Manager shall be as set forth on Schedule A attached hereto. The Members from time to time may increase or decrease the number of Managers with the approval or consent of a Majority in Interest of the Members. The Manager (and any additional Managers approved pursuant to the terms of this Agreement) shall be elected by a Majority in Interest of the Members. No Manager shall be required to be a resident of the State of Utah.
     Section 5.2 Reliance by Third Parties. Any Person dealing with the Company, the Manager or any Member may rely upon a certificate signed by the Manager as to (i) the identity of the Manager or Members; (ii) any factual matters relevant to the affairs of the Company; (iii) the Persons who are authorized to execute and deliver any document on behalf of the Company; or (iv) any action taken or omitted with respect to the Company or its business by the Company, the Manager or any Member.
     Section 5.3 Tenure. Except as otherwise provided by law or by this Agreement, a Manager shall hold office until his or its successor is elected and qualified or until his or its earlier death, disability, resignation, or removal. Any Manager may resign by delivering his or its written resignation to the Company. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some other event. A Manager may be removed, with or without cause, by a Majority in Interest of the Members, and any Manager vacancy may be filled by a Super Majority in Interest of the Members.
     Section 5.4 Meetings. Meetings of the Managers may be held at such time, date and place as the Managers may from time to time determine. Meetings of the Managers may be called, orally or in writing, by the Manager or officer designating the time, date, and place thereof. Managers may participate in meetings of the Managers by means of conference telephone or similar communications equipment by means of which all Managers participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.
     Section 5.5 Notice of Meetings. Notice of the time, date, and place of all meetings of the Managers shall be given to each Manager by the officer or Manager calling the meeting, or at the request of such officer or Manager, by the Secretary or Assistant Secretary of the Company. Notice shall be given to each Manager in person or by telephone, email, or facsimile sent to his or its business address, facsimile number or email address at least 48 hours in advance of the meeting, or by written notice sent by overnight courier to his or its business address for delivery at least 48 hours in advance of the meeting, although a lesser notice may be permitted if sufficient for the convenient assembly of the Managers at such meeting. Notice need not be given to a Manager if (i) a written waiver of notice is executed by such Manager before or after the meeting, (ii) action is taken under Section 5.8, (iii) communication with such Manager is unlawful, or (iv) such Manager attends the meeting in question, unless such attendance was for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened. A notice or waiver of notice of a meeting of the Managers need not specify the purposes of the meeting.
     Section 5.6 Quorum. At any meeting of the Managers, a majority of Managers shall constitute a quorum. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice upon reaching a quorum.

     Section 5.7 Action at Meeting. At any meeting of the Managers at which a quorum is present, a majority of Managers present may take any action on behalf of the Managers, unless a larger number is required by law or by this Agreement.
     Section 5.8 Action by Consent. Any action required or permitted to be taken at any meeting of the Managers may be taken without a meeting if a written consent thereto is signed by all of the Managers required for such action and filed with the records of the meetings of the Managers. Such consent shall be treated as a vote of the Managers for all purposes.
     Section 5.9 Limitation of Liability of Managers; Managers and Officers Liability Insurance. No Manager shall be obligated personally for any debt, obligation or liability of the Company or of any Member, whether arising in contract, tort or otherwise, solely by reason of being or acting as Manager of the Company. A Manager’s personal liability to the Company and its Members shall be eliminated or limited to the maximum extent permitted by the Act. The Manager is authorized to obtain at the expense of the Company managers’ and officers’ liability insurance with such coverage as the Manager believes to be appropriate.
     Section 5.10 Compensation of Managers; No Exclusive Duty. Subject to Section 4.8, the Manager shall receive reasonable compensation for business services that it provides to the Company. Absent a written agreement with the Company or Member to the contrary, the Manager shall not be required to manage the Company as the Manager’s sole and exclusive function or business activity, and the Manager may have other business interests and may engage in other activities in addition to those relating to the Company. Subject to Section 8.4 below, neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other activities of the Manager or of another Member or to the income or proceeds derived therefrom.
     Section 5.11 Reimbursement of Expenses. The Company will reimburse the Manager for reasonable out-of-pocket expenses properly incurred while acting within the scope of the Manager’s authority, provided that such expenses are approved in advance by a Super Majority in Interest of the Members or are expressly provided for as to category, amount, and timing in the Company’s operating budget; provided further that such expenses shall not reduce the Company’s Net Income (i.e., shall not be included in the calculation of Net Income as set forth in Schedule B) and/or EBITDA (i.e., shall not be included in the calculation of Net Income as set forth in Schedule C). Notwithstanding the foregoing, the Company shall reimburse the Manager for all reasonable travel expenses to Salt Lake City, Utah incurred by the Manager for purposes of overseeing the Company and fulfilling duties as Manager and none of the other provisions of this Section 5.11 shall apply with respect thereto.
ARTICLE VI
OFFICERS
     Section 6.1 Enumeration. The Company shall have such officers as are appointed from time to time by the Manager. Without limiting the generality of the foregoing, the Company may have a Chairman, a Chief Executive Officer, President, Chief Financial Officer, a Treasurer, a Secretary, and/or such other officers, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Manager may determine.

     Section 6.2 Election. The officers of the Company may be appointed from time to time by the Manager. As of the Effective Date, the initial officers of the Company are:

Name	Title
Kip Wadsworth	President
Con Wadsworth	General Manager
Tod Wadsworth	Business Development Manager
Ty Wadsworth	Operations Manager
Kevan Blair	Chief Financial Officer
Patrick T. Manning	Senior Vice President
Joseph P. Harper, Sr.	Senior Vice President
James H. Allen, Jr.	Vice President Finance
Joseph P. Harper, Jr.	Vice President, Treasurer & Assistant Secretary
Doug Clements	Director of Equipment/Safety/Paving
Damon Tempest	Controller
Roger M. Barzun	Secretary
So long as any of the Wadsworth Members own any Units and remain employed by the Company, they shall hold the offices set forth opposite their names above (or as otherwise set forth in their respective employment agreements, as amended, as applicable).
     Section 6.3 Qualification. No officer need be a Member or Manager. Any two or more offices may be held by the same person.
     Section 6.4 Tenure. Except as otherwise provided by the Act or by this Agreement, each of the officers of the Company shall hold his office until his successor is elected and qualified or until his earlier resignation or removal. Any officer may resign by delivering his written resignation to the Company, and such resignation shall be effective upon receipt.
     Section 6.5 Removal. Except as otherwise provided by the Act or by this Agreement, the Manager may remove any officer with or without cause; provided, however, that the Wadsworth Members may only be removed as officers of the Company upon termination of their employment with the Company pursuant to the terms and conditions of their respective employment agreements.
     Section 6.6 Vacancies. Subject to Section 4.8, any vacancy in any office may be filled by the Manager.
     Section 6.7 Powers and Duties. Subject to this Agreement, each officer of the Company shall have such duties and powers as set forth in his or her respective employment agreement, or if there is no applicable employment agreement, as may be designated from time to time by the Manager, as well as such additional duties and powers as are customarily incident to such office, consistent with any applicable employment agreement.

     Section 6.8 Compensation. Officers of the Company shall be entitled to the compensation set forth in their respective employment agreements, or if there is no employment applicable agreement, as shall be determined from time to time by the Manager in accordance with the provisions of this Agreement and applicable law.
ARTICLE VII
INDEMNIFICATION
     Section 7.1 Indemnification of Members, Managers and Officers. Subject to Section 7.8, the Company shall indemnify, to the fullest extent permitted by the Act as the same exists or may hereafter be amended:
          (a) Any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action or suit by or in the right of the Company) by reason of the fact that he or it is or was a Member, Manager or officer of the Company, or is or was serving at the request of the Company as a director, partner, manager or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or it as incurred by him or it in connection with such suit, action or proceeding if he or it acted in good faith and in a manner he or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he or it reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or its conduct was lawful.
          (b) Any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or it is or was a Member, Manager or officer of the Company, or is or was serving at the request of the Company as a director, partner, manager, or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or it as incurred by him or it in connection with the defense or settlement of such action or suit if he or it acted in good faith and in a manner he or it reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his or its duty to the Company unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which such other court shall deem proper.
          (c) To the extent that a Manager, Member or officer has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections (a) or (b) above, or in defense of any claim, issue or matter therein, he or it shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or it and as incurred by him or it in connection therewith. Any such Person may consult with legal or other professional counsel, and any actions taken by such Person in good faith reliance on, and in accordance with, the opinion or advice of such counsel shall be deemed to be fully protected and justified and made in good faith.
     Section 7.2 Indemnification of Employees and Agents. Subject to Section 7.8, the Company shall indemnify:
          (a) Any Person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him as incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
          (b) Any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him as incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the Company unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which such other court shall deem proper.
     Section 7.3 Determination of Entitlement. Any indemnification hereunder (unless required by law or ordered by a court) shall be made by the Company only as authorized generally by Section 7.8. Subject to all other provisions of this Article VII, a Member, Manager or officer of the Company who is or was a party to a relevant proceeding may apply for indemnification to the court conducting such proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification consistent with this Article VII.
     Section 7.4 Advance Payments. Expenses incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding, upon receipt of an affirmation of the good faith belief of such Member, Manager, officer, employee or agent that he or it has met the applicable standard of conduct to merit indemnification hereunder, together with an undertaking by or on behalf of the Member, Manager, officer, employee or agent to repay such advance if it is ultimately determined that he or it is not entitled to be indemnified by the Company as authorized in this Article VII.
     Section 7.5 Non-Exclusive Nature of Indemnification. The indemnification provided herein shall not be deemed exclusive of any other rights to which any Person, whether or not entitled to be indemnified hereunder, may be entitled under any statute, bylaw, agreement, vote of Members or the Manager or otherwise, both as to action in his or its official capacity and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be a Member, Manager, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person. Each Person who is or becomes a Member, Manager or officer as aforesaid shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Article VII.
     Section 7.6 Insurance. SCC shall purchase and maintain insurance providing coverage on behalf of any Person who is or was a Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, partner, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Act (as presently in effect or hereafter amended) or this Agreement. Such insurance shall be the same insurance obtained for the board of directors of SCC with identical policy limits and coverage, but in no case with coverage less than $5,000,000.
     Section 7.7 No Duplicate Payments. The Company’s indemnification under Section 7.1 or Section 7.2 of any Person who is or was a Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall be reduced by any amounts such Person receives as indemnification (i) under any policy of insurance purchased and maintained on his behalf by the Company, (ii) from such other corporation, limited liability company, partnership, joint venture, trust or other enterprise, or (iii) under any other applicable indemnification provision.
     Section 7.8 Non-Applicability. Notwithstanding anything to the contrary contained in this Agreement, including without limitation this Article VII, the Company shall not be required or obligated to indemnify in any manner any Member or owner, officer, director, manager, employee or other agent of the Company with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, or judgment or settlement that is based on, arises from or otherwise relates to the actions or omissions of any Person or other facts occurring or existing before the Effective Date. Furthermore, for the avoidance of any doubt, nothing contained herein shall be construed to limit or otherwise modify any party’s rights or obligations, including without limitation with respect to indemnification, arising under the Purchase Agreement.
     Section 7.9 Amendment. This Article VII may be amended only so as to have a prospective effect.

ARTICLE VIII
INTERESTED-PARTY TRANSACTIONS; CONFIDENTIALITY; COMPETING ACTIVITIES
     Section 8.1 Justifiable Reliance. A Manager may rely on the Company’s records maintained in good faith and on information, opinions, reports, or statements received from any Person other than Manager’s own employees and agents pertaining to matters that the Manager reasonably believes to be within the Person’s expertise or competence.
     Section 8.2 Self-Dealing. A Manager (or any of its Affiliates) may enter into a business transaction with the Company if (i) the terms of the transaction are no less favorable to the Company than those of a similar transaction with an independent third party and (ii) entering into such transaction will not have a direct adverse effect on the Company’s net income or results of operations. Approval or ratification by the Members having no interest in the transaction constitutes conclusive evidence that the terms satisfy the foregoing condition.
     Section 8.3 Confidentiality. Each Person other than a Wadsworth Member or SCC who becomes a Member of the Company shall, upon becoming a Member, execute and deliver to the Manager the Confidentiality Agreement in the form attached hereto as Exhibit A.
     Section 8.4 Competing Activities. SCC, as the Manager and a Member, and all of its Representatives and Affiliates, shall be free to engage in any activity on their own or by the means of any entity, and SCC’s fiduciary duty of loyalty and the “corporate opportunity doctrine,” as such doctrine has been described under general corporation law, is hereby eliminated to the maximum extent allowed by the Act; provided, however, that so long as any of the Wadsworth Members own any Units, SCC shall not engage in any business currently conducted by the Company in the states of Idaho and Utah except through the Company. Neither SCC nor any of its Affiliates shall be required to refer opportunities to the Company or to account for any benefits from transactions in any way connected with the Company or its business, nor are any of them under any obligation to refrain from, or disclose, dealings between the Company and SCC or any of SCC’s Affiliates, other than as specifically set forth in this Agreement. Notwithstanding the immediately preceding sentence, for so long as any of the Wadsworth Members own any Units, SCC shall be required to refer to the Company all opportunities and account for the benefit of any transactions in any way connected with the Company or its business existing or occurring in the states of Idaho and Utah. For so long as the Wadsworth Members own any Units, they will be permitted to pursue (a) real estate development projects and (b) construction projects valued at no more than $500,000 without having to refer any such opportunities to the Company; provided, however, that such actions do not violate the terms of any applicable Non-Solicitation, Non-Competition & Non-Interference Agreement or other written agreement then in effect.
ARTICLE IX
CAPITAL ACCOUNTS AND CONTRIBUTIONS
     Section 9.1 Capital Accounts. A capital account (“Capital Account”) shall be maintained on the books of the Company for each Member in accordance with Regulation Section 1.704-1(b)(2)(iv). Pursuant to the preceding sentence, the Capital Account of a Member as of any date shall equal the amount of the Member’s paid-in Contributions recorded on the books of the Company, increased by (i) any cash Contributions made by such Member, (ii) the Gross Asset Value (as defined below) of any asset contributed by such Member to the Company (as determined immediately prior to such Contribution),

(iii) the Member’s distributive share of Profits and other items of income and gain specially allocated to the Member pursuant to Section 10.1(b) hereof, and (iv) the amount of any Company liabilities that are assumed by such Member or that are secured by any Company properties distributed to such Member; and decreased by (a) such Member’s distributive share of Losses and other items of loss or deduction specially allocated to the Member pursuant to Section 10.1(b) hereof, (b) cash distributed by the Company to such Member, (c) the Gross Asset Value of any Company property distributed to such Member (as determined immediately prior to such distribution), and (d) the amount of any liabilities of such Member that are assumed by the Company or are secured by any properties contributed by such Member to the Company. The Capital Accounts of all Members shall also be increased or decreased immediately prior to any event described in Section 9.1(c) to reflect the aggregate net increase or decrease in Gross Asset Values made pursuant to Section 9.1(c) as if the upward or downward change in the Gross Asset Value arising from such adjustment had been Profits or Loss, respectively, and allocated among the Members pursuant to Article X.
          (a) Profits and Losses. The term “Profits” or “Losses” means, for each Fiscal Year or other period, the taxable income or taxable loss of the Company as determined under Code Section 703(a) (including in such taxable income or taxable loss all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:
     (i) Any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss;
     (ii) Any expenditures of the Company that are described in Code Section 705(a)(2)(B), or treated as such pursuant to Regulation Section 1.704 1(b)(2)(iv)(b)(i), and that are not otherwise taken into account in the computation of taxable income or loss of the Company, shall be deducted in the determination of Profits or Losses; and
     (iii) If the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) or (iii) of the definition of “Gross Asset Value” set forth in Section 9.1(c), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses unless such gain or loss is specially allocated pursuant to Article X hereof.
          (b) Notwithstanding any of the foregoing provisions, any items that are specially allocated pursuant to Section 10.1(b) hereof shall not be taken into account in computing Profits or Losses.
          (c) Gross Asset Value. For purposes of determining and maintaining the Members’ Capital Accounts, the term “Gross Asset Value” means, with respect to any asset, the adjusted basis of the asset for federal income tax purposes, except as follows:
     (i) The initial Gross Asset Value of any asset contributed to the Company by a Member shall be the gross fair market value of such asset, as determined by the Company and the Member or Members making such Contribution; provided that the initial gross fair market value of any asset listed in the Purchase Agreement shall be the value of such item (if any) set forth therein;

     (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Company, subject to Section 4.8, as of the following times: (a) the acquisition of additional interest in the Company by any new or existing Member in exchange for more than a de minimis Contribution to the Company or the issuance of more than a de minimis interest in the LCC in exchange for the provision of services to the Company by a new or existing Member; or (b) upon liquidation of the Company, or upon the distribution by the Company to a Member of more than a de minimis amount of money or other Company property to a retiring or continuing Member as consideration for an interest in the Company; and
     (iii) If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (i) or (ii) of this Section 9.1(c), such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing book profits and losses.
          (d) Adjusted Capital Account Balance. The term “Adjusted Capital Account Balance” means, with respect to any Member, the balance of such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
     (i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or as determined pursuant to Regulation Section 1.704-1(b)(2)(ii)(c), or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
     (ii) Debit to such Capital Account the items described in clauses (4), (5) and (6) of Section 1.704-1(b)(2)(ii)(d) of the Regulations.
     The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
     Section 9.2 Contributions, Generally. All contributions to the capital of the Company (each a “Contribution”) are as set forth in the records of the Company, as the same may be updated from time to time. Except as set forth in such records, no Member or Manager shall be required to make any Contribution to the capital of the Company; however, the Company may borrow from its Members as well as from banks or other lending institutions to finance its working capital or the acquisition of assets upon such terms and conditions as shall be approved by the Manager, and any borrowing from Members shall not be considered Contributions or reflected in their Capital Accounts; and provided further that SCC shall ensure that the Company has bonding capacity of at least $180,000,000 for single jobs and $400,000,000 total bonding capacity to bid and perform projects that the officers of the Company deem advisable and in the best interests of the Company to bid and perform, the Company has sufficient working capital so as to be able to perform at least $200,000,000 worth of projects annually, and the Company makes sufficient capital expenditures so as to preserve the Company’s ability to perform at least $200,000,000 worth of projects annually. No Member or Unit Holder shall be entitled to any interest or compensation with respect to his or its Contribution or any services rendered on behalf of the Company except as specifically provided in this Agreement or approved by the Manager; provided that any such arrangement shall not otherwise violate any of the terms of this Agreement. Subject to Article

XV, no Member or Unit Holder shall have any liability for the repayment of the Contribution of any other Member and each Member and Unit Holder shall look only to the assets to the Company for return of his or its Contribution.
     Section 9.3 Inclusion of Unit Holder. The term “Member” for purposes of this Article IX shall include a Unit Holder.
ARTICLE X
ALLOCATIONS
     Section 10.1 General and Special Allocations.
          (a) Allocations for Capital Account Purposes. For each taxable year of the Company, subject to the application of Section 10.1(b), Profits and/or Losses shall be allocated to the Members in proportion to each Member’s respective Percentage Interest.
          (b) Special Allocations.
     (i) Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Regulation  l.704-l(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in his or its Adjusted Capital Account Balance shall be allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, such deficit balance as quickly as possible. This Section 10.1(b)(i) is intended to comply with the alternate test for economic effect set forth in Regulation  l.704-l(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.
     (ii) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in proportion to the Percentage Interest of the Members. For purposes of this Section 10.1(b)(ii), the term “Nonrecourse Deductions” shall have the meaning set forth in Regulation Section 1.704-2(b)(1).
     (iii) Company Minimum Gain Chargeback. Notwithstanding any other provisions of this Article X, in the event there is a net decrease in Company Minimum Gain during a Fiscal Year, the Members shall be allocated items of income and gain in accordance with Regulation Section 1.704-2(f). For purposes of this Article X, the term “Company Minimum Gain” shall have the meaning for partnership minimum gain set forth in Regulation Section 1.704-2(b)(2), and any Member’s share of Company Minimum Gain shall be determined in accordance with Regulation Section 1.704-2(g)(1). This Section 10.1(b)(iii) is intended to comply with the minimum gain chargeback requirement of Regulation Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.
     (iv) Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Article X (other than Section 10.1(b)(iii)), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt determined in accordance with Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. “Member Nonrecourse Debt” shall have the meaning for partner nonrecourse debt set forth in Regulation Section 1.704-2(b)(4). The items to be so allocated shall be determined in accordance with Regulations 1.704-2(i)(4) and 1.704-2(j)(2). This Section 10.1(b)(iv) is intended to comply with the minimum gain chargeback requirement in Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (v) Curative Allocations. The allocations set forth in Section 10.1(b)(i)-(iv) (the “Regulatory Allocations”) are intended to comply with the requirements of Regulations 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of this Article X (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, deduction and loss among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 10.1(b)(v) shall be interpreted and applied in such a manner and to such extent as is reasonably necessary to eliminate, as quickly as possible, permanent economic distortions that would otherwise occur as a consequence of the Regulatory Allocations in the absence of this Section 10.1(b)(v).
     (vi) Compliance with Code Section 704(b). The allocation provisions contained in this Article X are intended to comply with Code Section 704(b) and the Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent therewith.
     Section 10.2 Allocations for Tax Purposes.
          (a) General. Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 10.1.
          (b) Section 704(c) Allocations. Notwithstanding any provision of this Agreement to the contrary, in accordance with Section 704(c) of the Code and Regulation Section 1.704-1(b)(1)(vi), income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property and its initial Gross Asset Value. Similar principles shall apply with respect to property held by the Company at the time other property, cash, or services are contributed to the Company, in order to property account for unrealized gain or loss with respect to such property. The

Tax Matters Partner shall choose any reasonable method under Regulation Section 1.704-3 for making allocations pursuant to Section 704(c) of the Code.
     Section 10.3 No Limitation. The provisions of this Article X shall not be construed to limit the power and authority of the Manager to issue Additional Units pursuant to Section 3.1, subject to the approval of a Majority in Interest of the Members and a Majority in Interest of the Wadsworth Members, and subject to compliance with Article IV, and admit additional Members pursuant to Section 4.2 hereof, which issuance and/or admission may require the amendment or modification of some or all of the provisions of Section 3.1 and this Article X.
     Section 10.4 Inclusion of Unit Holder. Except as otherwise provided herein, the term “Member” for purposes of this Article X shall include a Unit Holder.
ARTICLE XI
DISTRIBUTIONS
     Section 11.1 Distribution of Company Funds, Generally. The Manager shall cause the Company to make the distributions required by Section 11.2, to the extent that funds are legally available therefor. All other funds and assets of the Company shall be distributed to the holders of Units in accordance with Sections 11.3 and 11.4 below. No Member shall be entitled to any distribution or payment with respect to such Member’s Units except as set forth in this Agreement.
     Section 11.2 Tax Distributions; Tax Returns.
          (a) On or before March 31 of each year, the Company shall distribute to each Member an amount equal to: (i) the Company’s net taxable income and gain allocable to such Member for the immediately prior Fiscal Year less any cumulative net taxable losses previously allocated to such Member to the extent not previously used under this Section 11.2 to reduce a distribution to such Member, multiplied by (ii) the sum of the highest marginal federal and state income tax rates and capital gains tax rates, as the case may be, applicable to such Member for the Fiscal Year for which the net taxable income or gain is allocable (each a, “Minimum Tax Distribution”). Notwithstanding the foregoing, no distributions under this Section 11.2 shall be made if such distributions are prohibited under applicable law. Any distributions pursuant to this Section 11.2 shall be treated as advances against and shall reduce dollar for dollar distributions that would otherwise be made to the Members pursuant to Section 11.3.
     Section 11.3 Distributions Generally. Subject to the provisions of Sections 11.2, 11.4 and 14.2, Distributable Cash Flow of the Company shall be distributed to the Members pro rata based on their relative outstanding Percentage Interests. The Wadsworth Members’ pro rata share of Distributable Cash Flow shall be distributed to them regardless of whether SCC receives a distribution or not. Distributions under this Section 11.3 will be made annually within ten (10) days after SCC files its Form 10-K for the applicable year with the Securities and Exchange Commission.
     Section 11.4 Distribution Upon Liquidation or Dissolution. Subject to Article XIV, in the event the Company (or a Member’s interest therein) is “liquidated” within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g), then any distributions shall be made pursuant to Section 14.2 to the Members (or such Member, as appropriate).

     Section 11.5 No Limitation. The provisions of this Article XI shall not be construed to limit the power and authority of the Manager to issue Additional Units pursuant to the terms of this Agreement, and subject to compliance with Article IV and the other provisions of this Agreement, admit additional Members pursuant to Section 4.2 hereof.
     Section 11.6 Inclusion of Unit Holder. Except as otherwise provided herein, the term “Member” for purposes of this Article XI shall include a Unit Holder.
ARTICLE XII
TAX MATTERS
     Section 12.1 Tax Returns. The Tax Matters Partners of the Company shall prepare and timely file (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in his or its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns. The Company shall furnish to each Member a copy of the Company’s federal (and where applicable) information return, including each Member’s Schedule K-1 or its equivalent, on or before March 31 of each year.
     Section 12.2 Tax Elections. The Company shall make the following elections on the appropriate tax returns:
          (a) to adopt as the Company’s Fiscal Year the calendar year;
          (b) to adopt the accrual method of accounting;
          (c) to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties; and;
          (d) any other election the Tax Matters Partner may deem appropriate.
     Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state, local or foreign law and no provision of this Agreement shall be construed to sanction or approve such an election
     Section 12.3 Tax Matters Partner. SCC shall be the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) (the “Tax Matters Partner”). Any cost or expense incurred by the Tax Matters Partner in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company. The Tax Matters Partner shall take all actions with respect to taxes (including, but not limited to, (a) making, changing or revoking a material tax election, (b) taking a significant position in any tax return, (c) settling or otherwise resolving any audit or other proceeding relating to taxes and (d) extending the statute of limitations with respect to taxes) as determined in its sole discretion.

ARTICLE XIII
TRANSFER OF INTERESTS
     Section 13.1 General Restrictions on Transfer. No Member may Transfer any Units except by way of a Permitted Transfer or pursuant to Article XV. The Company and its Manager and Members shall be entitled to treat the record owner of Units as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until, subject to compliance with this Article XIII, such time as a written assignment of such Units constituting a Permitted Transfer has been received by the Manager pursuant to the terms of this Agreement and recorded on the books of the Company. Assignments will not be accepted or recorded by the Manager until the end of the next successive quarterly accounting period of the Company unless otherwise approved by the Manager, which approval shall not be unreasonably conditioned, withheld or delayed.
     Section 13.2 Requirements for Permitted Transfers. Every Permitted Transfer shall be subject to the following requirements:
          (a) The Member transferring his or its Units (the “Transferor”) shall provide written notice of the proposed Permitted Transfer to the Company that includes, among other things, (i) the number of Units proposed to be Transferred, (ii) the name, address, tax information and similar information of the proposed transferee, and (iii) the terms applicable to such proposed Permitted Transfer, including the purchase price and the nature and timing of its payment for the Units proposed to be Transferred hereby, as applicable (the “Transfer Notice”);
          (b) The transferee shall execute a counterpart of this Agreement and such other documents or instruments as may be required by the Manager acting reasonably to reflect the provisions hereof, including without limitation pursuant to Section 8.3 hereof, and the Transferred Units shall continue to be subject to all restrictions under this Agreement.
     Until the foregoing requirements are met, the Company need not recognize the transferee for any purpose under this Agreement. Furthermore, notwithstanding compliance with the requirements of this Article XIII, until the transferee (other than Permitted Transferees) is admitted as a Member of the Company pursuant to Section 4.2, the transferee shall be treated as and shall only have the rights of an assignee set forth in Section 1102 of the Act.
     Section 13.3 Effect of Permitted Transfers.
          (a) If the transferee is admitted as a Member or is already a Member, the Member Transferring his or its Units by way of a Permitted Transfer shall be relieved of liability with respect to the Transferred Units arising or accruing under this Agreement on or after the effective date of the Transfer, unless the Transferor affirmatively assumes such liability; provided, however, that the Transferor shall not be relieved of any liability for prior distributions and unpaid Contributions, if any, unless the transferee affirmatively assumes such liabilities.
          (b) Any Person who acquires in any manner any Units by way of a Permitted Transfer, whether or not such Person has accepted and assumed in writing the terms and provisions of this Agreement or been admitted as a Member, shall be deemed by the acquisition of such Units to have agreed to be subject to and bound by all of the provisions of this Agreement with respect to such Units, including without limitation, the provisions hereof with respect to any subsequent Transfer of such Units. Permitted Transferees shall not be subject to Section 4.2 of this Agreement.
     Section 13.4 Prohibited Transfers. Any Transfer in violation of any provisions of this Agreement shall be null and void and ineffective to Transfer any Units and shall not be binding upon or be recognized by the Company, and any such transferee shall not be treated as or deemed to be a Member for any purpose. In the event that any Member shall at any time Transfer Units in violation of any of the provisions of this Agreement, the Company and the other Members, in addition to all rights and remedies at law and equity, shall have and be entitled to an order restraining or enjoining such transaction, it being expressly acknowledged and agreed that damages at law would be an inadequate remedy for a Transfer in violation of this Agreement.
ARTICLE XIV
DISSOLUTION, LIQUIDATION, AND TERMINATION; INCORPORATION
     Section 14.1 Dissolution. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following:
          (a) the time fixed in the Articles as the expiration of the term of the Company;
          (b) the written consent of the Manager and the consent of a Super Majority in Interest of the Members as set forth in Articles IV and V; or
          (c) the entry of a decree of judicial dissolution under Section 48-2c-1210 of the Act.
     The Company shall not dissolve or be terminated upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member. The Manager shall promptly notify the Members of the dissolution of the Company.
     Section 14.2 Liquidation Event. The Manager shall, upon a Liquidation Event, distribute the assets of the Company so that the assets of the Company are paid or distributed as follows:
          (a) First, payment of creditors, other than Members who are creditors, in the order of priority as provided by law;
          (b) Second, payment of liabilities owing to Members in their capacity as creditors;
          (c) Third, if the percentage (as to each Member, the “Capital Account Percentage”) that any Member’s Capital Account bears to the sum of the Capital Accounts of all Members (as such Capital Accounts are adjusted pursuant to Section 9.1(c)(ii)) is not equal to such Member’s Percentage Interest, then to the Members whose Capital Account Percentages exceed their Percentage Interests in the proportions and to the extent necessary to eliminate any differences between each Member’s Capital Account Percentage and its or his Percentage Interest; and
          (d) Fourth, to all the Members with respect to each Unit held by them pro rata based on their Percentage Interests.

     Section 14.3 Liquidation. Upon dissolution of the Company, the Manager shall act as its liquidating trustee or the Manager may appoint one or more Members as the liquidating trustee. The liquidating trustee shall proceed diligently to liquidate the Company, to wind up its affairs and to make final distributions. Subject to the economic rights of the Units issued pursuant to this Agreement, the Manager shall sell or otherwise liquidate all of the assets of the Company as promptly as practicable (except to the extent the Manager may determine to distribute any assets to the Members in kind). The costs of dissolution and liquidation shall be an expense of the Company. Until final distribution, the liquidating trustee may continue to operate the business and properties of the Company with all of the power and authority of the Manager. As promptly as possible after dissolution and again after final liquidation, the liquidating trustee shall cause an accounting by a firm of independent public accountants of the Company’s assets, liabilities, operations and liquidating distributions to be given to the Members.
     Section 14.4 Articles of Dissolution. Upon completion of the distribution of Company assets as provided herein, the Company shall be terminated, and the Manager (or such other Person or Persons as the Act may require or permit) shall file Articles of Dissolution with the Utah Department of Commerce, Division of Corporations and Commercial Code under the Act, cancel any other filings made pursuant to Sections 2.1 and 2.4, and take such other actions as may be necessary to terminate the existence of the Company.
ARTICLE XV
PUT/CALL RIGHTS
     Put/Call Option. No later than 14 days after filing its Annual Report on Form 10-K for the calendar year ended December 31, 2012, or in any event, no later than May 15, 2012, SCC will give notice thereof to each Person (other than SCC and its Affiliates) that holds any Units. Within the sixty-day period following receipt by such Persons of such notice (the “Put-Call Period”) all of such Persons shall have the option to require SCC or its designee to purchase (the “Put”), and SCC shall have the option to require all of such Persons to sell to SCC or its designee (the “Call”), the total Units held by all such Persons (the “Put-Call Units”) as set forth in this Article XV. SCC hereby agrees to timely complete and file any and all required Form 10-Q and 10-K filings with the Security and Exchange Commission through July of 2012. In the event that SCC ceases to be a reporting company, the purchase price calculations in this Article XV shall be based upon and derived from SCC’s audited financial statements and the share price shall be as mutually agreed upon by the parties or as determined by an appraisal by a mutually agreeable appraiser.  If the parties cannot agree upon an appraiser, each shall select an appraiser and each such appraiser shall select a third, who shall value the shares.
     Section 15.1
     Section 15.2 Purchase Price. The sale/purchase price for all of the Put-Call Units will be equal to 20% of the Company’s simple average EBITDA for calendar years 2010, 2011 and 2012, multiplied by the multiple explained immediately below:
          (a) Subject to subsection (d) below, the multiple used in determining the purchase price for the Put-Call Units will be the simple average of SCC’s calendar quarter 2010, 2011, and 2012 Total Enterprise Value (as defined below) divided by SCC’s simple average EBITDA for the calendar quarters in years 2010, 2011 and 2012 as derived from SCC’s Form 10-Q and 10-K filings with the Securities and Exchange Commission for those years, minus 0.25.

          (b) SCC’s quarterly “Total Enterprise Value” will be computed as follows:
     (i) the simple average closing share price of SCC’s common stock on the NASDAQ-GS for the thirty (30) trading days immediately preceding the filing of its Quarterly Reports on Form 10-Q for each of the first three calendar quarters in 2010, 2011, and 2012 and for the thirty (30) trading days immediately preceding the filing by SCC of its Annual Reports on Form 10-K for each of the calendar years 2010, 2011, and 2012;
     (ii) times SCC’s fully-diluted shares outstanding;
     (iii) less cash;
     (iv) plus all short-term and long-term funded debt, including loans and other third-party financing.
          (c) Each of the items in subsections (b)(ii), (b)(iii) and (b)(iv) above will be such amounts as of the end of each calendar quarter in 2010, 2011, and 2012 for which the calculation is being made.
          (d) In no event, however, will the multiple described in subsection (a) above be greater than 4.5 or less than 4.0.
          (e) For purposes of this Article XV, the Company’s EBITDA shall be calculated as set forth on Schedule C.
     Section 15.3 Certain Employees. Notwithstanding the foregoing, if the employment of any one or more of Kip, Ty, Con or Tod Wadsworth with the Company is terminated without Cause or by him for Good Reason (as those terms are defined in such party’s employment agreement with the Company) prior to December 31, 2012, at any time within one hundred twenty (120) days following such termination he will have the right, but not the obligation to require SCC to purchase all, but not less than all of the Units held by him, if any, at a purchase price equal to (i) 4.5 times (ii) the number reached by multiplying his Percentage Interest by the Company’s average annualized EBITDA for the period from January 1, 2010 through the last day of the calendar month immediately preceding the month in which such termination occurs.
     Section 15.4 Notice. The exercise of the Put or the Call under this Article XV must be made before 5:00 p.m. Mountain Time on the last day of the Put-Call Period, or in the case described in Section 15.3, above, within the one-hundred-twenty-day period, by delivery of a written notice of exercise to the other party in accordance with Section 16.1 below.
     Section 15.5 Payment of the Purchase Price. Payment of the relevant purchase price for the Units purchased under this Article XV shall be made in cash and/or by canceling any indebtedness owed to the Company or any combination of the foregoing, at the Company’s option.

ARTICLE XVI
GENERAL PROVISIONS
     Section 16.1 Notices Generally. All notices, claims, demands or other communications required or permitted under this Agreement shall be in writing and shall be given to a party either (a) by hand delivery to such party against a receipt therefor; (b) by a nationally-recognized delivery service with instructions to provide next-business-day delivery and proof of delivery to such party; or (c) by email transmission to such party. All such communications shall be addressed to the relevant party (i) with respect to any of the Wadsworth Members, at the most recent address and coordinates for such party as set forth in the Manager’s books, (ii) with respect to SCC, at:

With a copy to:
20810 Fernbush Lane	Roger M. Barzun, Esq.
Houston, Texas 77073	60 Hubbard Street
Attention: Joseph P. Harper, Sr., President	Concord, Massachusetts 01742
Email:	Email:

     and (iii) with respect to the Company, at:

With a copy to:
Roger M. Barzun, Esq.
60 Hubbard Street

Concord, Massachusetts 01742

Email:

Email:

or to such other Persons or addresses as may be designated in writing by the party to receive such notice, claim, demand or other communication. Any notice shall be deemed delivered when received by the party to which it is addressed, as evidenced by a receipt signed by such party or his or its representative, or by the evidence of delivery furnished by the courier service, or, in the case of a facsimile or email transmission, an acknowledgment of receipt of such by the intended party or his or its representative. Whenever any notice is required to be given by law, the Articles or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
     Section 16.2 Entire Agreement. This Agreement, together with all attachments hereto and the Purchase Agreement, and all documents and agreements related thereto, including without limitation all employment and non-competition agreements entered into by and between the Wadsworth Members on the one hand and the Company and/or SCC on the other hand, constitute the entire agreement and understanding of the Members and the Manager relating to the Company and supersede all prior contracts or agreements with respect to the Company, whether oral or written.
     Section 16.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts entered into and to be performed entirely within such State.

     Section 16.4 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument signed by a Super Majority in Interest of the Members and by the Manager. Except as otherwise specifically provided herein, an amendment or modification of the Articles shall require the same vote as a modification or amendment of this Agreement.
     Section 16.5 Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
     Section 16.6 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision shall be enforced to the fullest extent permitted by law.
     Section 16.7 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions, as requested by the Manager.
     Section 16.8 Notice to Members of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that such Member has actual notice of (a) all of the provisions of this Agreement and (b) all of the provisions of the Articles. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions, and each Member hereby waives any requirement that any further notice thereunder be given.
     Section 16.9 Third Party Beneficiaries. The provisions of this Agreement are not intended to be for the benefit of any creditor or other Person to whom any debts or obligations are owed by, or who may have any claim against, the Company or any of its Members, Unit Holders, officers or Managers, except for the Members, officers or Managers in their capacities as such. Notwithstanding any contrary provision of this Agreement, no such creditor or Person shall obtain any rights under this Agreement or shall, by reason of this Agreement, be permitted to make any claim against the Company or any Member, officer or Manager.
     Section 16.10 Interpretation. For the purposes of this Agreement, terms not defined in this Agreement shall be defined as provided in the Act; and all nouns, pronouns and verbs used in this Agreement shall be construed as masculine, feminine, neuter, singular, or plural, whichever shall be applicable. Titles or captions of Articles and Sections contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
     Section 16.11 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. This Agreement when signed by a Member may be delivered by telecopier or other facsimile transmission or via email in portable document format as if such party had executed and delivered an original manually signed counterpart.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

MEMBERS:

Kip Wadsworth

Ty Wadsworth

Con Wadsworth

Tod Wadsworth

STERLING CONSTRUCTION COMPANY, INC.

By:

Name:

Title:

MANAGER:

STERLING CONSTRUCTION COMPANY, INC.

By:

Name:

Title:

[Signature page to Operating Agreement]

SCHEDULE A
MANAGER
Sterling Construction Company, Inc.
MEMBERS AND CAPITALIZATION TABLE

Member	Units	Percentage
Sterling Construction Company, Inc.	800,000	80.0000%
Kip Wadsworth	56,509	5.6509%
Ty Wadsworth	44,723	4.4723%
Con Wadsworth	49,384	4.9384%
Tod Wadsworth	49,384	4.9384%

Totals	1,000,000	100.0000%

Schedule B

To Operating Agreement

Calculation of the Company’s Net Income
The following items shall be included in calculating the Company’s Net Income:
TOTAL CONSTRUCTION REVENUE
CONSTRUCTION COSTS
Materials
Labor and pension
Labor Burden
Subcontracts
Equipment
TOTAL CONSTRUCTION COSTS
GROSS PROFIT
SHOP COSTS
Shop Overhead
Equipment Repair & Maint
Equipment Job Usage Income
Equipment Scrap Misc. RLW
Equipment Billing Variance
NET SHOP COSTS
Equipment Depreciation
TOTAL SHOP COSTS
GENERAL & ADMINISTRATIVE
Advertising
Accounting
Business promotion
Business development
Consulting services
Donations
Dues and subscriptions
Employee benefits
Employee Insurance
Education
Fuel — Autos
Auto Allowance Expense
Insurance
Less Insurance Exp Jobcosted (contra-account)
Job house costs
Legal
Lease
Miscellaneous
Office expense
Office computer expense
Plans and permits
Postage
Profit sharing/401(k)

Repair & Maintenance
Safety
Less Safety Exp — Job costed (contra account)
Salaries — officers
Salaries — office
Salaries-misc. constr
Service agreement Exp-WDG
Vacation & Sick Pay
Taxes — payroll
Taxes and licenses
Telephone and radios
Travel
Utilities
Yearend Bonuses
Other G&A costs (not specifically listed above and per Note A below)
TOTAL G & A
Depreciation (that’s not included in Equipment Depreciation above)
TOTAL GENERAL & ADMINISTRATIVE
OTHER INCOME AND <EXPENSES>
Fort Union RLW income
Interest expense
Service agreement income
Interest income*
Interest state exempt
Discounts taken
Portfolio income
Miscellaneous income
Realized gain (loss)
Rental income (not used)
Other income
TOTAL OTHER INCOME AND EXPENSE
NET INCOME (Gross Profit less Total Gen & Admin plus Other Income less Other Expense)

*	Interest income shall count towards the Net Income calculation used for the annual distributions for the 20% retained stake, based on the amount of cash, marketable securities and equivalents delivered at closing, plus any cash or equivalents generated from accumulated cash from operations including intercompany debt while the Company stockholders retain a 20% interest.
NOTE A: It is understood that while the Company stockholders retain a 20% interest, any Company corporate overhead or other fees/expenses charged to the Company or any expenses related to reserves for warranties, bad debts or inventory that are inconsistent with the company’s historical practices, shall be added back for the purposes of the Net Income calculation.

Schedule B to Operating Agreement	Page 2 of 2

Schedule C
To Operating Agreement
Calculation of the Company’s EBITDA
The following items shall be included in calculating the Company’s EBITDA:
TOTAL CONSTRUCTION REVENUE
CONSTRUCTION COSTS
Materials
Labor and pension
Labor Burden
Subcontracts
Equipment
TOTAL CONSTRUCTION COSTS
GROSS PROFIT (Total Revenue less Construction Costs)
SHOP COSTS
Shop Overhead
Equipment Repair & Maint
Equipment Job Usage Income
Equipment Scrap Misc. Inc.
Equipment Billing Variance
NET SHOP COSTS
Equipment Depreciation
TOTAL SHOP COSTS (Net Shop Costs plus Equipment Depreciation)
GENERAL & ADMINISTRATIVE
Advertising
Accounting
Business promotion
Business development
Consulting services
Donations
Dues and subscriptions
Employee benefits
Employee Insurance
Education
Fuel — Autos
Auto Allowance Expense
Insurance
     Less Insurance Exp Job-costed (contra-account)
Job house costs
Legal
Lease
Miscellaneous
Office expense
Office computer expense
Plans and permits

Postage
Profit sharing/401(k)
Repair & Maintenance
Safety
      Less Safety Exp — Job-costed (contra-account)
Salaries — officers
Salaries — office
Salaries-misc. constr
Service agreement Exp-WDG
Vacation & Sick Pay
Taxes — payroll
Taxes and licenses
Telephone and radios
Travel
Utilities
Yearend Bonuses
Other G&A costs (not specifically listed above and per Note A below)
TOTAL G & A
Depreciation Expense (that’s not included in Equipment Depreciation above)
TOTAL GENERAL & ADMINISTRATIVE (Total G&A plus Depreciation not included in Equipment Depreciation above)
OTHER INCOME AND <EXPENSES>
Service agreement income
Interest expense (per EBITDA definition below)
Interest state exempt (per EBITDA definition below)
Discounts taken
TOTAL OTHER INCOME AND EXPENSE
NET INCOME (Gross Profit less Total Gen & Admin plus Other Income less Other Expense)

*	EBITDA equals Net Income Plus: Equipment Depreciation (SG&A) Depreciation Amortization Interest expense Interest state exempt
Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)*
NOTE A: It is understood that while the Company stockholders retain a 20% interest, any SCC corporate overhead or other fees/expenses charged to the Company, or any expenses related to reasonable reserves for warranties, bad debts or inventory that are inconsistent with the company’s historical practices, shall be added back for the purposes of the EBITDA calculation.

Schedule C to Operating Agreement	Page 2 of 2

EXHIBIT A
CONFIDENTIALITY AGREEMENT
     As a Member of Ralph L. Wadsworth Construction Company, LLC, a Utah limited liability company (the “Company”), I agree that I will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from the Company with respect to the Company’s business or financial condition or otherwise; provided that the foregoing provisions shall not apply:
          (a) to any disclosure, to the extent reasonably required, to those of my partners, managers, members, auditors, attorneys and other representatives (a “Recipient”), provided, however, that the Company shall not be obligated to provide to any such Recipient any such information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel;
          (b) to any disclosure that is required to be made pursuant to applicable state and federal securities laws; and
          (c) where I am or such Recipient is otherwise compelled to disclose such information by operation of law, court order or other governmental demand (“Process”); provided that (i) I or such Recipient shall promptly notify the Company of such Process; and (ii) I or such Recipient shall not produce or disclose such information in response to the Process unless (a) I have or such Recipient has requested protection from the legal or governmental authority requiring the Process and such request has been denied, (b) the Company has consented in writing to the production or disclosure of the confidential information in response to the Process, or (c) the Company has taken no action to protect its interest in such information within fourteen (14) business days after receipt of notice from me or such Recipient of the obligation to produce or disclose such information in response to the Process. In each case, disclosure of such information shall be limited only to the extent required by the Process.
     Dated and agreed to this ___day of                                          20___.

Name:

Exhibit D
Form of
Non-Competition, Non-Solicitation & Non-Interference Agreement
This Non-Competition, Non-Solicitation & Non-Interference Agreement (this “Agreement”) is entered into as of the 3rd day of December, 2009 (the “Effective Date”) by and between Sterling Construction Company, Inc. (“SCC”) and [Name] Wadsworth (the “Seller.”) Each of SCC and the Seller is sometimes referred to in this Agreement as a “Party” and together as the “Parties.”
Background
Concurrently with the execution and delivery of this Agreement, SCC and the Seller are entering into a purchase agreement (the “Purchase Agreement”) pursuant to which SCC is purchasing from the Seller, and the Seller together with others is selling to SCC eighty percent (80%) of the membership interests in Ralph L. Wadsworth Construction Company, LLC a Utah limited liability company (“RLW.”) RLW, prior to its conversion into a limited liability company, was Ralph L. Wadsworth Construction Company, Inc. a Utah corporation. As one of the conditions to SCC’s obligation to consummate the Purchase Agreement, the Seller is obligated to execute and deliver this Agreement.
The Parties are entering into this Agreement for and in consideration of the foregoing recitals, the covenants made herein, and the consummation of the Purchase Agreement.
1.	Purpose. The purpose of this Agreement is to protect the value of the membership interests in RLW purchased by SCC pursuant to the Purchase Agreement and to protect the proprietary and confidential information of RLW after the consummation of the purchase.

2.	Non-Competition, Non-Solicitation & Interference. The Seller agrees for the period from the Effective Date until 5:00 p.m., Mountain Time, on the fourth anniversary of the Effective Date as follows:
2.1.	Non-Competition. The Seller agrees that he will not directly or indirectly render services or advice (whether for compensation or without compensation) to any person, entity or organization with respect to any business (whether in existence or under development) that is engaged in the heavy construction business or in any other business in which the Company or SCC engages while he is an employee of the Company or one of its affiliates (the “Non-Compete Obligation.”)

2.1.1.Exceptions and Limitations.
(a)	The ownership of less than five percent (5%) of the outstanding stock of any publicly-traded corporation shall not by itself deem the owner thereof to be engaged in such corporation’s business.

(b)	The Non-Compete Obligation shall be limited to the states in which RLW was doing business on the Effective Date and in which RLW has done business within the past two (2) years, including Arizona, Colorado, Idaho, Utah and Wyoming.

(c)	The Non-Compete Obligation shall not be construed to prevent the Seller from engaging in the commercial and/or residential real estate development business or in aesthetic enhancement construction and provided, further, that nothing in this Agreement shall prevent the Seller from performing civil construction in connection with his own commercial and real estate development.

(d)	The Non-Compete Obligation shall not be construed to prevent the Seller from providing bonding and other financial support for Cal Wadsworth Construction or its affiliates, provided, however, that in the states of Utah and Idaho the Seller shall not provide bonding for any Cal Wadsworth Construction civil construction project that competes with RLW

Exhibit D to Purchase Agreement	Page 1 of 5

in the states of Utah and Idaho.
2.2.	Non-Solicitation of Employees. He will not, directly or indirectly, solicit, induce or entice any employee or consultant of SCC, RLW or their Affiliates to terminate his or her employment with SCC, RLW or any such Affiliate. Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements which may be targeted to a particular geographic or technical area, but which are not targeted directly or indirectly towards RLW’s, SCC’s or their Affiliates’ employees shall not be deemed to be a solicitation prohibited by this Agreement so long as he does not guide or direct the attention of any employee or consultant of SCC, RLW or their Affiliates to any such general advertisement.

2.3.	Interference with Business Relationships. He will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of RLW from maintaining the same business relationships with RLW after the Effective Date as it maintained with RLW prior to the Effective Date; and that he will refer customer inquiries relating to business that RLW generally has an interest in to RLW.

2.4.	Extension. In the event that the Seller breaches a covenant contained in this Agreement, in addition to the other remedies provided for in this Agreement for a breach, the duration of such covenant shall be extended for the Seller for the period during which such breach continued.

2.5.	Acknowledgement. The Seller agrees and acknowledges that each of the covenants set forth in this Section 2 are reasonable as to duration, geographical area and scope.
3.	Other Terms and Conditions.
3.1.	Notices. All notices, claims, demands or other communications required or permitted under this Agreement shall be in writing and shall be given to a Party either (a) by hand delivery to such Party against a receipt therefor; or (b) by a nationally-recognized delivery service with instructions to provide next-business-day delivery and proof of delivery to such Party —

If to SCC at:
20810 Fernbush Lane	With a copy to:
Houston, Texas 77073	Roger M. Barzun, Esq.
Attention: Joseph P. Harper, Sr.,	60 Hubbard Street
President	Concord, Massachusetts 01742

If to the Seller:	With a copy to:
At his most recent address set forth	R. Gary Winger, Esq.
in the Company’s records.	Kirton & McConkie
1800 Eagle Gate Tower
60 East South Temple
Salt Lake City, Utah 84111
or to such other Persons or addresses as may be designated in writing by the Party to receive such notice, claim, demand or other communication. Any notice shall be deemed delivered when received by the Party to which it is addressed, as evidenced by a receipt signed by such Party or its representative, or by the evidence of delivery furnished by the courier service.
3.2.	Succession and Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their heirs, administrators, executors, personal representatives, successors and permitted assigns. Neither SCC nor the Seller may assign either this Agreement or any of its or his rights, interests, or obligations hereunder without the prior written approval of the other; provided however, that SCC (a) may assign any or all of its rights and interests hereunder to one or more of its Affiliates; and (b) may collaterally assign any or all of its rights and interests under this Agreement to its institutional or bank lender or lenders, or to any agent representing its lenders from time to time.

Exhibit D to Purchase Agreement	Page 2 of 5

3.3.	Amendments. No amendment of any provision of this Agreement shall be valid unless it shall be in writing and signed by all the Parties.

3.4.	Waivers. To be enforceable, the waiver of any term or condition hereof must be in writing and signed by the Party or Parties to be bound thereby. Failure by a Party to insist upon strict compliance with any term, covenant or condition, or to exercise any right, contained herein shall not be deemed a waiver of such term, covenant, condition or right; and no waiver or relinquishment of any term, covenant, condition or right at any one or more times shall be deemed a waiver or relinquishment thereof at any other time or times.

3.5.	Severability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

3.6.	The term “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended

3.7.	Construction.
3.7.1.	The Parties agree that they have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

3.7.2.	Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

3.7.3.	The words “hereof,” “herein,” “hereunder,” “this Agreement” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and they refer to this Agreement as it exists at the time any issue arises with respect to it. The words “include,” “includes,” “including” and words of similar import shall mean considered as part of a larger group and not limited to any one or more enumerated items. The words “will” and “shall” mean “is obligated to” and the word “may” means “is permitted to.”

3.7.4.	References to the masculine, feminine or neuter gender shall be deemed to include all other genders.

3.7.5.	The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
3.8.	Specific Performance. The Seller acknowledges and agrees that SCC and RLW could be damaged irreparably in the event that any of the obligations of the Seller arising under this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, SCC shall be entitled to an injunction or injunctions to prevent breaches of any one or more of such obligations and to enforce specifically such obligations in addition to any other remedy to which it may be entitled at law or in equity.

3.9.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the domestic laws of the State of Utah without giving effect to any choice or conflict of

Exhibit D to Purchase Agreement	Page 3 of 5

law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

3.10.	Submission to Jurisdiction. Each Party submits to the jurisdiction of any state or federal court sitting in the State of Utah in any action or proceeding arising out of, or relating to, this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court. The Parties waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Parties with respect thereto. A Party may make service on the other Parties by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 3.1, above, or by registered or certified mail, return receipt requested. The Parties agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity in any court of competent jurisdiction.

3.11.	Entire Agreement. This Agreement together with the Purchase Agreement constitutes the entire agreement between the Parties on the subject matter covered hereby and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

3.12.	Execution & Delivery. This Agreement and any amendment of this Agreement may be executed in any number of counterparts, each of which counterparts shall be enforceable against the Party executing such counterpart, and all of which together shall constitute but one and the same instrument. This Agreement when signed by a Party may be delivered by telecopier or other facsimile transmission or via e-mail in portable document format as if such Party had executed and delivered an original manually signed counterpart.

3.13.	Breach. In the event that SCC fails to pay annual distributions of the net income of RLW as provided for in the operating agreement of RLW, fails to make any payment pursuant to the put and call set forth in the operating agreement of RLW and/or fails to make any or all of its payment obligations under the Seller’s employment agreement, and such breach continues for more than thirty (30) days after the Seller has given SCC written notice of such breach, the restrictions set forth in Section 2.1, Section 2.2 and Section 2.3 of this Agreement shall thereupon cease.
[The next page is the signature page]

Exhibit D to Purchase Agreement	Page 4 of 5

In Witness Whereof, [Name] Wadsworth has executed this Agreement, and SCC has caused this Agreement to be executed by its duly authorized representative, all as of the Effective Date.

Sterling Construction Company, Inc.

By:
	Joseph P. Harper, Sr.	[Name] Wadsworth
President
[Signature page of the Non-Competition, Non-Solicitation & Non-Interference Agreement]